EXHIBIT 10.1

SUPERPRIORITY PRIMING SENIOR SECURED DEBTOR-IN-POSSESSION

CREDIT AND GUARANTY AGREEMENT

dated as of April 1, 2010

among

XERIUM TECHNOLOGIES, INC., as Debtor and Debtor-in-Possession,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER, as Debtors and Debtors-in-Possession,

as Guarantors,

VARIOUS BANKS,

CITIGROUP GLOBAL MARKETS INC.,

as Sole Lead Arranger and Sole Bookrunner,

CITICORP NORTH AMERICA, INC.,

as Collateral Agent,

and

CITICORP NORTH AMERICA, INC.,

as Administrative Agent

i

Section 4.	REPRESENTATIONS AND WARRANTIES	63

4.1	Organization; Requisite Power and Authority; Qualification	63

4.2	Capital Stock and Ownership	63

4.3	Due Authorization	63

4.4	No Conflict	63

4.5	Governmental Consents	64

4.6	Binding Obligation	64

4.7	Historical Financial Statements	64

4.8	Business Plan, DIP Budget and Cash Flow Forecast	64

4.9	No Material Adverse Change	64

4.10	No Restricted Junior Payments	64

4.11	Adverse Proceedings, etc.	65

4.12	Payment of Taxes	65

4.13	Properties	65

4.14	Environmental Matters	66

4.15	No Defaults	66

4.16	Material Contracts	66

4.17	Governmental Regulation	66

4.18	Margin Stock	67

4.19	Employee Matters	67

4.20	Employee Benefit Plans	67

4.21	Certain Fees	68

4.22	Compliance with Statutes, etc.	68

4.23	Disclosure	68

4.24	Insurance	68

4.25	Use of Proceeds	68

4.26	Status as Superpriority Claim; Effectiveness of Order	68

4.27	Perfection of Security Interests	69

Section 5.	AFFIRMATIVE COVENANTS	69

5.1	Financial Statements and Other Reports	69

5.2	Existence	75

5.3	Payment of Taxes and Claims	75

5.4	Maintenance of Properties	75

5.5	Insurance	75

5.6	Books and Records; Inspections	76

5.7	[Reserved]	76

5.8	Compliance with Laws	76

5.9	Environmental	76

5.10	Further Assurances	78

5.11	Intellectual Property	78

5.12	Know-Your-Customer Rules	78

5.13	Final Order	79

Section 6.	NEGATIVE COVENANTS	80

6.1	Indebtedness	80

6.2	Liens	81

6.3	[Reserved.]	82

6.4	No Further Negative Pledges	82

6.5	Restricted Junior Payments	83

6.6	Restrictions on Subsidiary Distributions	83

6.7	Investments	83

6.8	Financial Covenants	84

6.9	Fundamental Changes; Disposition of Assets; Acquisitions	85

6.10	Disposal of Subsidiary Interests	85

6.11	Sales and Lease Backs	85

6.12	Transactions with Shareholders and Affiliates	86

6.13	Conduct of Business	86

6.14	Limitation on Issuance of Capital Stock	86

6.15	Amendments or Waivers of Organizational Documents	86

6.16	Prepayments of Other Indebtedness; Modification of Other Documents, etc.	86

6.17	Fiscal Year; Accounting Changes	87

6.18	Chapter 11 Claims	87

Section 7.	GUARANTY	87

7.1	Guaranty of the Obligations	87

7.2	Contribution by Guarantors	87

7.3	Payment by Guarantors	88

7.4	Liability of Guarantors Absolute	88

7.5	Waivers by Guarantors	90

7.6	Subordination of Other Obligations	91

7.7	Continuing Guaranty	92

7.8	Authority of Guarantors or Borrower	92

7.9	Financial Condition of the Borrower	92

7.10	Payments Set Aside	92

7.11	Validity and Effectiveness	92

Section 8.	EVENTS OF DEFAULT	92

8.1	Events of Default	92

Section 9.	AGENTS	97

9.1	Appointment of Agents	97

9.2	Powers and Duties	98

9.3	General Immunity	98

9.4	Agents Entitled to Act as Bank	99

9.5	Banks’ Representations, Warranties and Acknowledgment	99

9.6	Right to Indemnity	99

9.7	Successor Administrative Agent and Collateral Agent	100

9.8	Collateral Documents and Guaranty; Intercreditor Agreement	101

9.9	Reliance and Engagement Letters	102

Section 10.	MISCELLANEOUS	102

10.1	Notices	102

10.2	Expenses	102

10.3	[Reserved]	103

10.4	Indemnity	103

10.5	Set Off	104

10.6	Amendments and Waivers	104

10.7	Successors and Assigns; Participations	106

10.8	Independence of Covenants	109

10.9	Survival of Representations, Warranties and Agreements	109

10.10	No Waiver; Remedies Cumulative	109

10.11	Marshalling; Payments Set Aside	110

10.12	Severability	110

10.13	Obligations Several	110

10.14	Headings	110

10.15	APPLICABLE LAW	110

10.16	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	110

10.17	WAIVER OF JURY TRIAL	111

10.18	Confidentiality	111

10.19	Usury Savings Clause	112

10.20	Counterparts	113

10.21	USA Patriot Act Notice	113

10.22	No Setoffs and Defenses	113

10.23	Conflicts	113

APPENDICES:

A	Principal Office
B	Revolving Commitments
C	Term Loan Commitments
D	Notice Addresses

SCHEDULES:

1.1(a)	Guarantors
2.2(b)	Existing Letters of Credit
2.25	Intercompany Arrangements
4.1	Jurisdictions of Organization
4.2	Capital Stock and Ownership
4.13(b)	Real Estate Assets
4.14	Environmental Matters
4.16	Material Contracts
6.1(i)	Certain Existing Indebtedness
6.2(l)	Certain Existing Liens
6.6	Restrictions on Subsidiary Distributions
6.7(g)	Certain Existing Investments
6.12	Certain Affiliate Transactions
2.23(c)	Instruments and Tangible Chattel Paper
2.23(e)	Intercompany Notes; Pledged Securities
2.23(g)	Copyrights, Patents and Trademarks
2.23(h)	Commercial Tort Claims

EXHIBITS:

A	Assignment Agreement
B	Certificate Re Non-Bank Status
C	Compliance Certificate
D	Conversion/Continuation Notice
E	Exit Credit Agreement
F	Funding Notice
G	Prepackaged Plan of Reorganization
H	DIP Budget
I	Issuance Notice
J	Withdrawal Request
K	Intercreditor Agreement
L	Closing Date Certificate
M	Form of Weekly Cash Flow Forecast

v

SUPERPRIORITY PRIMING SENIOR SECURED DEBTOR-IN-POSSESSION

CREDIT AND GUARANTY AGREEMENT

This SUPERPRIORITY PRIMING SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT, dated as of April 1, 2010, is entered into by and among XERIUM TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER, as Guarantors, the Banks party hereto from time to time, CITIGROUP GLOBAL MARKETS INC., as Sole Lead Arranger and Sole Bookrunner (in such capacity, the “Lead Arranger”), CITICORP NORTH AMERICA, INC., as Administrative Agent (together with its permitted successors, in such capacity, the “Administrative Agent”) and CITICORP NORTH AMERICA, INC., as Collateral Agent (together with its permitted successors, in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals and not otherwise defined herein shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, on March 30, 2010 (the “Petition Date”), the Borrower and the Guarantors filed voluntary petitions for relief in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and commenced proceedings (the “Cases”) under chapter 11 of the Bankruptcy Code and have continued in the possession of their assets and the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, the Borrower has requested that the Banks extend, and the Banks have agreed to extend, a term loan and revolving credit facility to the Borrower in an aggregate amount not to exceed $80,000,000, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABR Loan” means a Loan or any portion thereof bearing interest by reference to the Alternate Base Rate.

“Additional Permitted Liens” means (i) non-avoidable, valid, enforceable and perfected Permitted Liens (as defined in the Prepetition Credit Agreement) in existence on the Petition Date, (ii) non-avoidable, valid, enforceable and perfected liens that are capitalized leases listed on Schedule 6.1(i), purchase money security interests listed on Schedule 6.2(l) or mechanics’ or other statutory liens in existence on the Petition Date, and (iii) non-avoidable, valid, enforceable liens that are capitalized leases listed on Schedule 6.1(i), purchase money security interests listed on Schedule 6.2(l) or mechanics’ or other statutory liens in existence on the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code and (iv) mechanics’, warehousemen’s or other statutory liens arising after the Petition Date in the Ordinary Course.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affected Bank” as defined in Section 2.15(b).

“Affected Loans” as defined in Section 2.15(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of the Administrative Agent, the Collateral Agent and the Lead Arranger.

“Agent Parties” as defined in Section 5.1(o)(iii).

“Aggregate Amounts Due” as defined in Section 2.14.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Superpriority Priming Senior Secured Debtor-in-Possession Credit and Guaranty Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Allowed Professional Fees” as defined in Section 2.22(c).

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the greater of (i) LIBOR for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus 1% and (ii) 3.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or LIBOR, respectively. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.

“Alternative Currency” means Euros, Canadian dollars, Australian dollars and Swedish krona.

“Apax Partners” means Apax Europe IV GP, L.P., a Delaware limited partnership, and its Affiliates.

“Applicable Margin” means (i) with respect to LIBOR Loans, 4.50% and (ii) with respect to ABR Loans, 3.50%.

“Applicable Revolving Commitment Fee Percentage” means 1.00%.

“Asset Sale” means a sale, lease or sublease (as lessor or sub-lessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or any of its Subsidiaries), in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of the Borrower’s Subsidiaries, other than (i) inventory (or other assets) sold or leased in the Ordinary Course (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) substantially worn, damaged or obsolete property disposed of in the Ordinary Course, (iii) returns of inventory in the Ordinary Course, (iv) the use of cash and Cash Equivalents in a manner not inconsistent with the provisions of this Agreement and the other Credit Documents, (v) leases of real property in the Ordinary Course and (vi) licenses or sublicenses of patents, trademarks, copyrights and other intellectual property in the Ordinary Course.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A, with such amendments or modifications as may be approved by the Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Availability” means, as of any time, the difference between (i) the Revolving Commitments at such time and (ii) the aggregate principal amount of outstanding Revolving Loans at such time.

“Bank” means each financial institution listed on the signature pages hereto as a Bank, and any other Person that becomes a Bank party hereto pursuant to an Assignment Agreement.

“Bank Insolvency Event” means that (i) a Bank or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Bank or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor, or sequestrator or the like has been appointed for such Bank or its Parent Company, or such Bank or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, and applicable to the Cases.

“Bankruptcy Court” as defined in the preamble hereto.

“Beneficiary” means each Agent, the Issuing Bank and each Bank.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) with respect to all matters except those addressed in clause (ii), any day, excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state or jurisdiction are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR Loans, means any such day that is a Business Day described in clause (i) and that is also a day on which banks in the City of London are generally open for interbank or foreign exchange.

“Business Plan” as defined in Section 3.1(p).

“Capital Expenditures” means, with respect to any Person, all expenditures that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the cash flows of such Person.

“Capitalized Lease Obligation” means, as applied to any Person, any obligation incurred or arising out of in connection with a Capital Lease.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests, membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Carve-Out” as defined in Section 2.22(c).

“Carve-Out Cap” as defined in Section 2.22(c).

“Carve-Out Trigger Notice” as defined in Section 2.22(c).

“Case Professionals” as defined in Section 2.22(c).

“Case Professionals Carve-Out” as defined in Section 2.22(c).

“Cases” as defined in the preamble hereto.

“Cash” means money, currency or a credit balance in any Deposit Account.

“Cash Collateralize” means, in respect of an obligation, to provide and pledge (as a First Priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means (i) Dollars and, only if Section 2.2(j)(iii) is applicable, Alternative Currencies, (ii) securities issued or directly and fully guaranteed or insured by the US government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $1.0 billion and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in the immediately preceding clause, (v) commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing substantially all of their assets in securities of the types described in clauses (i) through (v) above, (vii) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P, and (viii) money market funds as defined in Rule 2a-7 of the General Rules and Regulations as promulgated under the Investment Company Act of 1940.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit B.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Section 13(d) and 14(d) under the Exchange Act), other than Apax Partners and its Affiliates, shall have acquired beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Borrower; (ii) the Borrower shall cease to directly or indirectly beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of its Subsidiaries (other than Xerium Technologies Brasil Indústria e Comércio S.A., Stowe Woodward AG and PMP Xibe Roll Covering Co Ltd) including, but not limited to, if a Person shall attain the right, even if not exercised, by contract, share ownership or otherwise, to appoint the majority of the board of directors of any such Subsidiary or to direct the manner in which the board of directors of any such Subsidiary conducts its affairs; or (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Borrower cease to be occupied by Persons who either (a) were members of the board of directors of the Borrower on the Closing Date or (b) were nominated for election by the board of directors of the Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors. Notwithstanding the foregoing, the consummation of the transactions contemplated by the Prepackaged Plan of Reorganization shall not constitute a Change of Control.

“Closing Date” means the date on which all conditions precedent set forth in Section 3.1 are satisfied or waived in accordance with the terms of this Agreement.

“Closing Date Certificate” means the Closing Date Certificate substantially in the form of Exhibit L.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) and interests therein and proceeds and products thereof, whether now or hereafter acquired, in or upon which Liens are purported to be granted pursuant to this Agreement, the Collateral Documents, the Interim Order or the Final Order (as applicable) as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means this Agreement, the Interim Order, the Final Order, the Term Loan Deposit Account Control Agreement, the Term Loan LC Collateral Account Control Agreement and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to the Collateral Agent that provides information with respect to the personal, real and mixed property of each Credit Party.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Communications” as defined in Section 5.1(o)(i).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Constitutional Documents” means the constitutional documents of the Credit Parties as amended from time to time in accordance with the terms of this Agreement.

“Consummation Date” means the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of the Prepackaged Plan of Reorganization that is confirmed pursuant to an order of the Bankruptcy Court.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Conversion/Continuation Date” means the effective date of a continuation or conversion of a Loan, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit D.

“Copyrights” means, collectively, with respect to each Credit Party, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Credit Party, in each case, whether now owned or hereafter created or acquired by or assigned to such Credit Party, together with any and all (i) rights and privileges arising under applicable law with respect to such Credit Party’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof (including, without limitation, the Copyrights listed on Schedule 2.23(g)).

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Interim Order, the Final Order, the Letters of Credit, the Collateral Documents, the Fee Letters, any documents or certificates executed by the Borrower in favor of the Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, the Issuing Bank or any Bank in connection herewith.

“Credit Extension” means the making of a Loan or the issuance of a Letter of Credit.

“Credit Party” means the Borrower and each Guarantor.

“Debtors” means the Borrower, the Guarantors and any other Subsidiary of the Borrower listed as a debtor under the Prepackaged Plan of Reorganization.

“Default” means a condition or event that, after notice or expiry of an applicable grace period, or the making of any determination under the Credit Documents, or any combination of any of the foregoing, would constitute an Event of Default.

“Defaulting Bank” means, at any time, a Bank as to which the Administrative Agent has notified the Borrower that (i) such Bank has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan (each a “funding obligation”), (ii) such Bank has notified the Administrative Agent or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or similar agreement, (iii) such Bank has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Bank Insolvency Event has occurred and is continuing with respect to such Bank. Any determination that a Bank is a Defaulting Bank under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Deficiency Amount” as defined in Section 2.2(g).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depositary Bank” means Citibank, N.A.

“Determination Date” means, with respect to any Letter of Credit, (i) the most recent date upon which one of the following shall have occurred: (x) the date of issuance of such Letter of Credit, (y) the date on which the Issuing Bank was or is, as applicable, required to deliver a notice of non-renewal with respect to such Letter of Credit, and (z) the first Business Day of each month, commencing on the first Business Day following the issuance of such Letter of Credit; and (ii) such other date determined by the Administrative Agent in its sole discretion.

“DIP Budget” means the 13-week forecast of receipts and disbursements of the Borrower and the Guarantors attached hereto as Exhibit H.

“Distributions” means, collectively, with respect to each Credit Party, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Credit Party in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Dollar Equivalent” means (i) with respect to all matters other than the Letters of Credit, (x) with respect to any amount denominated in Dollars, such amount and (y) with respect to any amount denominated in an Alternative Currency, the amount converted into Dollars using the 12:00 p.m. New York CitiFx Benchmark rate for such Alternative Currency on such day or, if such day is not a Business Day, on the immediately preceding Business Day and (ii) with respect to the Letters of Credit issued (x) in Dollars, such amount on any Determination Date and (y) in an Alternative Currency, the amount converted into Dollars using the 12:00 p.m. New York CitiFx Benchmark rate for such Alternative Currency on such Determination Date or, if such day is not a Business Day, on the immediately preceding Business Day.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means (i) any Bank, any Affiliate of any Bank and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, financial institution, trust fund, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses or in the ordinary course or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; provided, neither the Borrower nor any Affiliate of the Borrower or Apax Partners shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or, within the preceding six years, was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal, provincial or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation under subsections .21, .22, .23, .27, .28, .29, .31 and .32); (ii) the failure to meet the minimum funding standard of or other requirements of Section 412, 430 or 436 of the Internal Revenue Code with respect to any Pension Plan whether or not waived, the failure to meet the funding standards or other requirements of Section 431 or 432 of the Internal Revenue Code with respect to any Multiemployer Plan or the failure to make by its due date any required installment, contribution or premium payment to or in respect of any Pension Plan or Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that is in endangered, seriously endangered or critical status pursuant to Section 432 of the Internal Revenue Code or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (viii) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; provided that, notwithstanding the foregoing, the filing and continuation of the Cases shall not constitute an ERISA Event.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Amount” as defined in Section 2.2(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” as defined in Section 2.16(a).

“Existing Letters of Credit” as defined in Section 2.2(b).

“Exit Agents” means the administrative agent and the collateral agent under the Exit Credit Agreement.

“Exit Borrowers” mean the borrowers under the Exit Credit Agreement.

“Exit Credit Agreement” means the Credit and Guaranty Agreement for the Exit Facility of reorganized Xerium Technologies, Inc. and the other Exit Borrowers, substantially in the form of Exhibit E, with such amendments, modifications, supplements and changes permitted or agreed to pursuant to the terms thereof.

“Exit Credit Documents” means the Credit Documents as defined in the Exit Credit Agreement.

“Exit Facility” means the revolving and term loan facilities under the Exit Credit Agreement.

“Exit Guarantors” mean the guarantors under the Exit Credit Agreement.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Facility Office” means the office or offices notified by a Bank or the Issuing Bank to the Administrative Agent in writing on or before the date it becomes a Bank or the Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Federal Funds Effective Rate” means, for any day, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means collectively, any fee letter between the Borrower or any Credit Party on the one hand and any of the Agents or the Lead Arranger on the other hand.

“Final Order” as defined in Section 5.13.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.

“First Day Orders” means all orders entered by the Bankruptcy Court on, or within five days of, the Petition Date, granting motions or applications filed by the Debtors on or about the Petition Date.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to this Agreement, any Collateral Document, the Interim Order or the Final Order (as applicable), that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens which are junior in priority to the Collateral Agent’s Lien on such Collateral.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset owned by the Borrower or any Guarantor and located in an area designated by the Federal Emergency Management Agency or other Governmental Authority as having special flood or mud slide hazards.

“Foreign Subsidiary” means a Subsidiary organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit F.

“FX Currency Losses” means any losses incurred by the Issuing Bank as a result of purchasing currencies other than Dollars or exchanging Dollars into another currency in connection with any drawing under any Letter of Credit.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, for the Borrower and its Subsidiaries, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Goodwill” means, collectively, with respect to each Credit Party, the goodwill connected with such Credit Party’s business, including all goodwill connected with (i) the use of and symbolized by any Trademark or Intellectual Property License with respect to any Trademark in which such Credit Party has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Credit Party’s business.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, provincial, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or any foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each Guarantor listed in Schedule 1.1(a) as a Guarantor, which shall not include any Foreign Subsidiaries.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7 or any other guaranty which purports to guaranty all or a portion of the Obligations.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements entered into in the Borrower’s or any of its Subsidiaries’ Ordinary Course and not for speculative purposes and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices in the Borrower’s or any of its Subsidiaries’ Ordinary Course and not for speculative purposes.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of the Borrower and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of the Borrower and its Subsidiaries as at the most recently ended Fiscal Quarter, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three, six or nine month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.

“Increased Cost Banks” as defined in Section 2.21.

“Indebtedness” means, with respect to any Person, the principal and premium (if any) of any indebtedness of such Person, whether or not contingent: (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, other than trade payables incurred in the Ordinary Course, (iv) in respect of Capitalized Lease Obligations, (v) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (vi) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof or (vii) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP. To the extent not otherwise included, Indebtedness shall include (a) any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the Ordinary Course), and (b) Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Person. Notwithstanding the foregoing, any obligation of such Person or any of its Subsidiaries in respect of (x) minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the Ordinary Course, and (y) account credits to participants under any compensation plan, shall be deemed not to constitute Indebtedness.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, provincial, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws and including any fees or expenses resulting from changes in laws in effect on the date of this Agreement), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Banks’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries.

“Indemnified Taxes” as defined in Section 2.17(a).

“Indemnitee” as defined in Section 10.4.

“Information” as defined in Section 10.18.

“Initial Term Loan LC Deposit Amount” as defined in Section 2.1(c).

“Intellectual Property Collateral” means, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill.

“Intellectual Property Licenses” means collectively, with respect to each Credit Party, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Credit Party is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Intercompany Notes” means, with respect to each Credit Party, all intercompany notes described in Schedule 2.23(e) and intercompany notes hereafter acquired by such Credit Party and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Intercreditor Agreement” means the Intercreditor Agreement relating to the Exit Facility, substantially in the form of Exhibit K, with such amendments, modifications, supplements and changes permitted or agreed pursuant to the terms thereof.

“Interest Payment Date” means (i) with respect to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan, and (ii) with respect to any ABR Loan, the first Business Day of each calendar month, commencing on the first such day following the making of such ABR Loan.

“Interest Period” means, in connection with a LIBOR Loan, a period of one month, with the first such interest period to begin on the Closing Date and with any subsequent interest periods to begin on the last day of the prior one month interest period theretofore in effect, (i) initially, commencing on the Credit Date thereof or Conversion/Continuation Date thereof; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of Loans shall extend beyond the Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interim Order” as defined in Section 3.1(t).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than the Borrower or a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person (other than the Borrower or a Guarantor), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the Ordinary Course) or capital contribution by the Borrower or any of its Subsidiaries to any other Person (other than the Borrower or a Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the Ordinary Course. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“Issuance Notice” means an Issuance Notice in the form of Exhibit I.

“Issuing Bank” means Citicorp North America, Inc., together with its permitted successors and assigns in such capacity.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lead Arranger” as defined in the preamble hereto.

“Letter of Credit” means the Existing Letters of Credit and a commercial or standby letter of credit issued or to be issued by the Issuing Bank pursuant to this Agreement and in form and substance acceptable to the Issuing Bank and the Administrative Agent.

“Letter of Credit Sublimit” means $20,000,000.

“LIBOR” means, in relation to any LIBOR Loan, the greater of:

(i)(a) the applicable Screen Rate; or (b) (if no Screen Rate is available for the currency or Interest Period of that LIBOR Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for the offering of deposits in the currency of that LIBOR Loan and for a period comparable to the Interest Period for that LIBOR Loan; and

(ii) 2.00%.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Rate” means the rate of interest for each Interest Period that is equal to the interest rate per annum which is the aggregate of the applicable LIBOR determined interest rate.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan and a Revolving Loan.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means any effect, event, matter or circumstance: (a) which is materially adverse to the: (i) business, assets or financial condition or prospects of the Borrower and its Subsidiaries taken as a whole; or (ii) ability of any Credit Party to perform any of its Obligations in accordance with their terms under any of the Credit Documents; or (b) which results in any (i) Credit Document not being legal, valid and binding on and, subject to reservations contained in the legal opinions provided as conditions precedent thereto, enforceable against any party thereto from and after the date the Interim Order is entered by the Bankruptcy Court and/or (ii) this Agreement or any other Collateral Document not being a valid and effective security interest from and after the date the Interim Order is entered by the Bankruptcy Court, and in the case of (b), in each case in a manner or to an extent materially prejudicial to the interest of any Bank under the Credit Documents.

“Material Contract” means any contract or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, non-performance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Monthly DIP Budget Cash Flow Update” as defined in Section 5.1(p)(ii).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs (including, without limitation, reasonable transaction costs) incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Borrower or any of its Subsidiaries in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by the Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder (excluding proceeds of business interruption insurance) or (b) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Non-Consenting Bank” as defined in Section 2.21.

“Non-Credit Party Cash Equivalents” means (i) Dollars or any foreign currency freely exchangeable into Dollars and, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the Ordinary Course, (ii) securities issued or directly and fully guaranteed or insured by the US government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $1 billion and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in the immediately preceding clause, (v) commercial paper issued by a corporation (other than an Affiliate of Xerium) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing substantially all of their assets in securities of the types described in clauses (i) through (v) above, (vii) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P and (viii) instruments equivalent to those referred to above denominated in Euros or any other foreign currency that are comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States.

“Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank or a Potential Defaulting Bank.

“Notice” means a Funding Notice, Issuance Notice, a Conversion/Continuation Notice or a Withdrawal Request.

“Obligations” means all obligations of every nature of a Credit Party, from time to time owed to the Agents (including former Agents), the Banks, or any of them, and any Issuing Bank under any Credit Document, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.6.

“Officers’ Certificate” means a certificate signed on behalf of the Borrower by two officers of the Borrower, one of whom must the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower.

“Ordinary Course” means ordinary course of business or ordinary trade activities that are customary, typical and carried out in a manner consistent with past practice.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.

“Patents” means, collectively, with respect to each Credit Party, all patents issued or assigned to, and all patent applications and registrations made by, such Credit Party (whether filed in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Credit Party’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof (including, without limitation, the Patents listed on Schedule 2.23(g)).

“Patriot Act” as defined in Section 10.21.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA which is or, within the preceding six years, was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or any of its ERISA Affiliates.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Petition Date” as defined in the preamble hereto.

“Plan of Reorganization” means a plan of reorganization in the Cases.

“Platform” as defined in Section 5.1(o)(ii).

“Pledged Securities” means collectively, with respect to each Credit Party, (i) all issued and outstanding Capital Stock of each issuer set forth on Schedule 2.23(e) as being owned by such Credit Party and all options, warrants, rights, agreements and additional Capital Stock of whatever class of any such issuer acquired by such Credit Party (including by issuance), together with all rights, privileges, authority and powers of such Credit Party relating to such Capital Stock in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Capital Stock and any and all interest of such Credit Party in the entries on the books of any financial intermediary pertaining to such Capital Stock, (ii) all Capital Stock of any Subsidiary, which Capital Stock is hereafter acquired by such Credit Party (including by issuance) and all options, warrants, rights, agreements and additional Capital Stock of whatever class of any such Subsidiary acquired by such Credit Party (including by issuance), together with all rights, privileges, authority and powers of such Credit Party relating to such Capital Stock or under any Organizational Document of any such Subsidiary, and the certificates, instruments and agreements representing such Capital Stock and any and all interest of such Credit Party in the entries on the books of any financial intermediary pertaining to such Capital Stock, from time to time acquired by such Credit Party in any manner, and (iii) all Capital Stock of any successor Subsidiary owned by such Credit Party (unless such successor is such Credit Party itself) formed by or resulting from any consolidation or merger in which a Credit Party is not the surviving entity; provided that the foregoing shall be limited to no more than 65% of any outstanding Capital Stock of any first tier Foreign Subsidiary (as determined for U.S. federal income tax purposes).

“Potential Defaulting Bank” means, at any time, a Bank (i) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Bank Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Bank, (ii) as to which the Administrative Agent or the Issuing Bank has in good faith determined and notified the Borrower and the Administrative Agent that such Bank or its Parent Company or a financial institution affiliate thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or similar agreement or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another national recognized rating agency. Any determination that a Bank is a Potential Defaulting Bank under any of clauses (i) through (iii) above will be made by the Administrative Agent, in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Prepackaged Plan of Reorganization” means the Debtors’ Joint Prepackaged Plan of Reorganization filed by the Debtors with the Bankruptcy Court on March 30, 2010 (in the form of Exhibit G), as amended, restated, supplemented or otherwise modified prior to the Closing Date.

“Pre-Petition Credit Agreement” means the Amended and Restated Credit Agreement dated as of May 30, 2008 among the Borrower and certain Subsidiaries thereof, as Borrowers, certain Subsidiaries of the Borrower, as Guarantors, various banks party thereto, and Citicorp North America, Inc., as collateral agent and as administrative agent, as amended, supplemented or otherwise modified from time to time.

“Pre-Petition Lenders” means the financial institutions party to the Pre-Petition Credit Agreement as “Banks.”

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.

“Principal Office” means, for each of the Administrative Agent and the Issuing Bank, such Person’s “Principal Office” as set forth on Appendix A, or such other office as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Bank.

“Projected Information” as defined in Section 5.1(p).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or Term Loan of any Bank, the percentage obtained by dividing (a) the Term Loan Exposure of such Bank by (b) the aggregate Term Loan Exposures of all Banks; and (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Bank, the percentage obtained by dividing (a) the Revolving Exposure of that Bank by (b) the aggregate Revolving Exposure of all Banks. For all other purposes with respect to each Bank, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Revolving Exposure of that Bank by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Exposure of all Banks.

“Qualifying Lender” means:

(a)	a Bank which is a bank as defined in Section 991 Income Tax Act 2007 of the United Kingdom, beneficially entitled to all amounts payable to it by a Credit Party under the Credit Documents and within the charge to United Kingdom corporation tax as respects such amounts; or

(b)	a bank in respect of which an order under Section 991(2)(e) Income Tax Act 2007 designating it as a bank for the purposes of Section 879 Income Tax Act 2007 of the United Kingdom provides that Section 879 Income Tax Act 2007 shall apply to it as if the words from “if” to the end in that section were omitted; or

(c)	a Treaty Lender.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Reference Banks” means, in relation to LIBOR, the principal London offices of Citibank, N.A. and such two other banks as may be appointed by the Administrative Agent in consultation with the Borrower.

“Register” as defined in Section 2.5(b).

“Reimbursement Date” as defined in Section 2.2(e).

“Related Fund” means, with respect to any Bank that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Bank” as defined in Section 2.21.

“Requisite Banks” means, collectively (i) one or more Term Loan Banks having or holding Term Loan Exposure and representing more than 50.0% of the sum of the aggregate Term Loan Exposure of all Term Loan Banks and (ii) one or more Revolving Banks having or holding Revolving Exposure and representing more than 50.0% of the sum of the aggregate Revolving Exposure of all Revolving Banks.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower now or hereafter outstanding, except any payment made solely in shares of that class of stock to the holders of that class; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated debt, excluding, in respect of this clause (iv), payments in kind.

“Revolving Bank” means, at any time, any Bank that has a Revolving Commitment at such time.

“Revolving Commitment” means the commitment of a Bank to make or otherwise fund any Revolving Loan and “Revolving Commitments” means such commitments of all Banks in the aggregate. The amount of each Bank’s Revolving Commitment is set forth on Appendix B or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $20,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Termination Date.

“Revolving Exposure” means, with respect to any Bank as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Bank’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of the aggregate outstanding principal amount of the Revolving Loans of that Bank.

“Revolving Loan” as defined in Section 2.1(a)(ii).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies.

“Scheduled Maturity Date” means July 30, 2010.

“Screen Rate” means in relation to LIBOR, the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Reuters Screen LIBOR 01 Page. If such page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Banks.

“Secured Parties” mean the Beneficiaries.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Collateral” means, collectively, the Pledged Securities and the Distributions.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Superpriority Claim” means a claim against a Credit Party in any of the Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) and/or 726 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, whether disputed or not, including any interest, penalties or additions thereto and any installments in respect thereof; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a Tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Bank, its lending office) is located or in which that Person (and/or, in the case of a Bank, its lending office) is deemed to be doing business on all or part of the net income, profits, or gains (whether worldwide, or only insofar as such income, profits, or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Bank, its applicable lending office).

“Tax Confirmation” means a confirmation by a Bank that it is a 991Bank.

“Tax Credit” means a credit against, relief or remission for or repayment of any Tax.

“Term LC Deposit Date” as defined in Section 2.2(g)

“Term LC Unreimbursed Amount” as defined in Section 2.2(e)

“Term Loan” as defined in Section 2.1(a)(i).

“Term Loan Bank” means, at any time, any Bank that has a Term Loan Commitment or holds a Term Loan at such time.

“Term Loan Commitment” means the commitment of a Bank to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Banks in the aggregate. The amount of each Bank’s Term Loan Commitment is set forth on Appendix C or in the applicable Assignment Agreement. The aggregate amount of Term Loan Commitments as of the Closing Date is $60,000,000.

“Term Loan Deposit Account” as defined in Section 2.1(c).

“Term Loan Deposit Account Control Agreement” means the Account Control Agreement (Term Loan Deposit Account), dated as of the Closing Date, among the Borrower, the Collateral Agent, the Administrative Agent and Citibank, N.A., as amended, supplemented or otherwise modified from time to time.

“Term Loan Exposure” means, with respect to any Bank, as of any date of determination, the outstanding principal amount of Term Loans of such Bank; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Bank shall be equal to such Bank’s Term Loan Commitment.

“Term Loan LC Collateral Account” as defined in Section 2.2(j) and shall include any sub-accounts or additional accounts contemplated by Section 2.2(j)(iii).

“Term Loan LC Collateral Account Control Agreement” means the Account Control Agreement (Term Loan LC Collateral Account), dated as of the Closing Date, among the Borrower, the Collateral Agent, the Administrative Agent and Citibank, N.A., as amended, supplemented or otherwise modified from time to time.

“Terminated Bank” as defined in Section 2.21.

“Termination Date” means the earliest to occur of (i) the Scheduled Maturity Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.10(b) or 2.11, (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1 or the date the Loans become due and payable pursuant to Section 8.1, (iv) 35 days following the entry of the Interim Order, if the Final Order has not been entered on or before such date, (v) the closing date of any sale of the Credit Parties or all or substantially all of the assets of the Credit Parties pursuant to section 363 of the Bankruptcy Code in the Cases that has been approved by an order of the Bankruptcy Court, and (vi) the Consummation Date.

“Trademarks” means, collectively, with respect to each Credit Party, all trademarks (including service marks), slogans, logos, certification marks, trade dress, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Credit Party and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Credit Party’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof (including, without limitation, the Trademarks listed on Schedule 2.23(g)).

“Treaty Lender” means a Bank which at the time the payment is made is beneficially entitled to all amounts payable to it under the Credit Documents and is entitled pursuant to the interpretation of the taxation authorities of the jurisdiction from which the payment is made or deemed to be made under a double taxation agreement in force at that date (subject only to the completion of any necessary formalities or administrative procedures, (including, without limitation, the matters referred to in Section 2.17(e)) to receive any payments of principal, interest, fees or other amounts under the Credit Documents without deduction or withholding for or on account of Tax.

“Type of Loan” means a LIBOR Loan or an ABR Loan.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, in the event that by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of the Credit Documents relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

“Unpaid Sum” means any sum due and payable but unpaid by a Credit Party under the Credit Documents.

“Weekly Cash Flow Forecast” as defined in Section 5.1(p)(i).

“Withdrawal Request” means a request by the Borrower of a withdrawal of funds from the Term Loan Deposit Account in the form of Exhibit J.

“991 Bank” means a Bank falling within paragraph (a) or (b) of the definition of Qualifying Lender.

The following terms shall have the meanings assigned to them in the UCC:

“Account Debtor”; “Accounts”; “Chattel Paper”; “Commercial Tort Claim”; “Documents”; “Electronic Chattel Paper”; “Equipment”; “Fixtures”; “General Intangibles”; “Goods”; “Inventory”; “Instruments”; “Investment Property”; “Letter-of-Credit Rights”; “Money”; “Proceeds”; “Records”; “Supporting Obligations”; and “Tangible Chattel Paper”.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Banks pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements for the Fiscal Year ended December 31, 2009 only.

1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1 Loans.

(a) Commitments.

(i) Subject to the terms and conditions hereof, each Term Loan Bank severally agrees to make a term loan in Dollars to the Borrower on the Closing Date (a “Term Loan”) in an amount equal to such Term Loan Bank’s Term Loan Commitment. Any amount borrowed under this Section 2.1(a)(i) and subsequently repaid or prepaid may not be reborrowed. The Term Loan Commitment of each Term Loan Bank shall terminate upon the Term Loan borrowing on the Closing Date. Subject to Sections 2.10(a), 2.11 and 2.25, all amounts owed hereunder with respect to Term Loans shall be paid in full no later than the Termination Date.

(ii) During the Revolving Commitment Period, subject to the terms and conditions hereof, each Revolving Bank severally agrees to make revolving loans in Dollars to the Borrower (“Revolving Loans”) in an aggregate amount up to but not exceeding such Revolving Bank’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the principal amount of all Revolving Loans exceed the Revolving Commitments then in effect. Subject to Sections 2.10(a) and 2.11, all amounts owed hereunder with respect to Revolving Loans shall be paid in full no later than the Termination Date.

(b) Borrowing Mechanics for Revolving Loans Generally.

(i) Except pursuant to Sections 2.2(e) and 2.2(g), Revolving Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount.

(ii) Whenever the Borrower desires that Revolving Banks make Revolving Loans, the Borrower shall deliver to the Administrative Agent a fully executed and delivered Funding Notice no later than (A) 9:30 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a LIBOR Loan or (B) 9:30 a.m. (New York City time) on the proposed Credit Date in the case of an ABR Loan. Except as otherwise provided herein, a Funding Notice for a Loan that is a LIBOR Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith. No Funding Notice may be delivered in respect of Terms Loans other than a single Funding Notice requesting Terms Loans be made on the Closing Date.

(iii) Notice of receipt of each Funding Notice in respect of Loans, together with the amount of each Bank’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Bank by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 9:30 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Funding Notice from the Borrower.

(iv) Each Bank shall make the amount of its Revolving Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Banks to be credited to the account of the Borrower at the Administrative Agent’s Principal Office or such other account as may be reasonably designated in writing no later than 3 days before to the Administrative Agent by the Borrower.

(c) Term Loan Proceeds and Term Loan Deposit Account. Proceeds from the Term Loans made on the Closing Date in the amount of $17,994,875.04 shall be deposited into the Term Loan LC Collateral Account (the “Initial Term Loan LC Deposit Amount”) and utilized pursuant to and in accordance with Section 2.2(j). On or prior to the Closing Date, the Borrower shall establish a Deposit Account maintained with the Depositary Bank (the “Term Loan Deposit Account”). After the portion of the proceeds from the Term Loans equal to the Initial Term Loan LC Deposit Amount is deposited into the Term Loan LC Collateral Account pursuant to the immediately preceding sentence, the remainder of the proceeds from the Term Loans made on the Closing Date (other than those applied to pay fees and expenses associated with the transactions contemplated by the Credit Documents) shall be deposited into the Term Loan Deposit Account. Funds on deposit in the Term Loan Deposit Account shall be held in the form of Cash, except as described below. So long as no Default or Event of Default shall have occurred and be continuing, the Borrower is authorized to direct the Administrative Agent to make (or cause to be made) investments of funds on deposit in the Term Loan Deposit Account in Cash Equivalents as directed by the Borrower and in accordance with the Term Loan Deposit Account Control Agreement. Upon the occurrence and during the continuation of a Default or an Event of Default, the funds on deposit in the Term Loan Deposit Account shall be invested in accordance with the Term Loan Deposit Account Control Agreement. Subject to the satisfaction, or waiver in accordance with Section 10.6, of the conditions set forth in Section 3.3, the Borrower shall have the right to request withdrawals from the Term Loan Deposit Account for use in accordance with clauses (ii) through (v) of Section 2.4. The Borrower hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Term Loan Deposit Account and all Cash, balances and Cash Equivalents therein and all proceeds of the foregoing, as security for the Borrower’s Obligations.

2.2 Issuance of Letters of Credit.

(a) Issuance of Letters of Credit. Subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries in the aggregate amount which, when combined with the Dollar Equivalent of the aggregate face amount of Existing Letters of Credit, does not exceed the Letter of Credit Sublimit; provided, (i) each Letter of Credit (other than the Existing Letters of Credit) shall be denominated in Dollars or an Alternative Currency; (ii) the stated amount of each Letter of Credit (other than the Existing Letters of Credit) shall not be less than $500,000 (or the Dollar Equivalent thereof if issued in an Alternative Currency) or such lesser amount as is acceptable to the Issuing Bank; (iii) after giving effect to such issuance, in no event shall the amount of Cash and Cash Equivalents on deposit in the Term Loan LC Collateral Account be less than 103% of the Dollar Equivalent of the amount available to be drawn under all Letters of Credit (including the Existing Letters of Credit); (iv) in no event shall any Letter of Credit (other than the Existing Letters of Credit) have an expiration date later than 180 days from the Closing Date; and (v) in no event shall a Letter of Credit be issued if such Letter of Credit is not in a form acceptable to the Issuing Bank in its reasonable discretion. Subject to the foregoing, the Issuing Bank shall not extend any such Letter of Credit if it has received written notice from the Administrative Agent, acting on behalf of the Requisite Banks, that an Event of Default has occurred and is continuing.

(b) Existing Letters of Credit. Schedule 2.2(b) contains a schedule of certain letters of credit issued prior to the Closing Date (the “Existing Letters of Credit”) for the account of the Borrower or one of its Subsidiaries by Citicorp North America, Inc. On the Closing Date, (i) the Existing Letters of Credit, to the extent outstanding, shall be automatically, and without further action by the parties hereto, converted to Letters of Credit issued and outstanding under this Agreement and subject to the provisions hereof, as if such Existing Letters of Credit had been issued on the Closing Date hereunder, (ii) the issuing bank of the Existing Letters of Credit shall be deemed to be the “Issuing Bank” hereunder solely for the purpose of maintaining such Existing Letters of Credit, and (iii) all liabilities of the Borrower or any of its Subsidiaries with respect to Existing Letters of Credit shall constitute Obligations. No Existing Letter of Credit shall be amended, extended or renewed without the prior written consent of the Administrative Agent.

(c) Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver an Issuance Notice to the Administrative Agent no later than 9:30 a.m. (New York City time) at least three (3) Business Days (in the case of standby letters of credit) or five (5) Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, the Issuing Bank shall issue the requested Letter of Credit only in accordance with the Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or any amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit.

(d) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of, the Letters of Credit issued by the Issuing Bank by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.2(d), the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of the Issuing Bank.

(e) Reimbursement of Amounts Drawn or Paid Under Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank in an amount equal to the Dollar Equivalent of such drawing plus any FX Currency Losses no later than 1:00 p.m. (New York City time) on the date such drawing is honored (the “Reimbursement

Date”), if the Borrower shall have received such notice prior to 11:00 a.m. (New York City time) on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m. (New York City time) on the next Business Day; provided that (subject to the immediately succeeding sentence) unless the Borrower shall reimburse the Issuing Bank by 1:00 p.m. (New York City time) on the same day on which such drawing is made, the unpaid amount thereof shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin, for each day commencing on the date the drawing is made until the date that the Borrower pays the Issuing Bank for the Dollar Equivalent of the amount of such drawing plus any FX Currency Losses. If the Borrower does not so reimburse the Issuing Bank at or prior to the time for payment specified above in respect of such drawing under such Letter of Credit, the Administrative Agent shall promptly cause the amounts on deposit in the Term Loan LC Collateral Account to be applied to repay in full such amounts (such amounts, including any FX Currency Losses and accrued interest thereon, the “Term LC Unreimbursed Amount”). If amounts on deposit in the Term Loan LC Collateral Account is less than such Term LC Unreimbursed Amount, then the Administrative Agent shall promptly cause the amounts on deposit in the Term Loan Deposit Account to be applied repay in full such Term LC Unreimbursed Amount. If the application of amounts from the Term Loan Deposit Account in accordance with the immediately preceding sentence does not satisfy such Term LC Unreimbursed Amount in full then the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting Banks to make a Revolving Loan on the Reimbursement Date in the amount sufficient equal to the Term LC Unreimbursed Amount, less the amounts withdrawn from the Term Loan LC Collateral Account and the Term Loan Deposit Account pursuant to the preceding two sentences, and the Banks shall, on the Reimbursement Date, make Revolving Loans in such amount, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the Term LC Unreimbursed Amount. The conditions to the making of a Revolving Loan set forth in Section 3.2 and the minimum amount of Revolving Loans set forth in Section 2.1(b) shall not apply to Revolving Loans made pursuant to this Section 2.2(e), and the Revolving Loans made pursuant to this Section 2.2(e) shall initially be ABR Loans.

(f) Investing Funds in Term Loan LC Collateral Account. Funds on deposit in the Term Loan LC Collateral Account shall be held in the form of Cash. So long as no Default or Event of Default shall have occurred and be continuing, the Borrower is authorized to direct the Administrative Agent to make (or cause to be made) investments of funds on deposit in the Term Loan LC Collateral Account in Cash Equivalents as directed by the Borrower and in accordance with the Term Loan LC Collateral Account Control Agreement. Upon the occurrence and during the continuation of a Default or an Event of Default, the funds on deposit in the Term Loan LC Collateral Account shall be invested in accordance with the Term Loan LC Collateral Account Control Agreement.

(g) Top-Up and Release of Funds in the Term Loan LC Collateral Account. If on the last Business Day of any month the aggregate amount of Cash and Cash Equivalents on deposit in the Term Loan LC Collateral Account exceeds 103% of the Dollar Equivalent of the amount available to be drawn under the Letters of Credit (such excess, the “Excess Amount”), then, upon the written request of the Borrower, no later than the second Business Day after such request the Administrative Agent shall cause an amount of Cash (including cash proceeds from the liquidation of any Cash Equivalents) equal to the Excess Amount (calculated at the date of withdrawal), to be withdrawn from the Term Loan LC Collateral Account and transferred to the Term Loan Deposit Account. If, however, on any Determination Date the aggregate amount of Cash and Cash Equivalents on deposit in the Term Loan LC Collateral Account is less than 103% of the Dollar Equivalent of the amount available to be drawn under the Letters of Credit (such shortfall, the “Deficiency Amount”), then no later than the next Business Day (the “Term LC Deposit Date”) after notice thereof to the Borrower from the Administrative Agent, the Borrower shall deposit Cash or Cash Equivalents into the Term Loan LC Collateral Account in an amount or with a value equal to the Deficiency Amount. If by 11:00 a.m. (New York City time) on the Term LC Deposit Date the Borrower has failed to make such deposit, then the Administrative Agent shall promptly cause the amounts on deposit in the Term Loan Deposit Account equal to the Deficiency to be transferred to the Term Loan LC Collateral Account; provided that the conditions to the withdrawals from the Term Loan Deposit Account set forth in Section 3.3 shall not apply to withdrawals made pursuant to this Section 2.2(g). If the application of amounts from the Term Loan Deposit Account in accordance with the immediately preceding sentence does result in amounts on deposit in the Term Loan LC Collateral Account to equal or exceed 103% of the Dollar Equivalent of the amount available to be drawn under the Letters of Credit then the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting Banks to make a Revolving Loan on the Term LC Deposit Date in the amount of the Deficiency Amount, less the amounts withdrawn from the Term Loan Deposit Account pursuant to the preceding sentence, and the Banks shall, on the Term LC Deposit Date, make Revolving Loans in such amount, the proceeds of which shall be deposited by the Administrative Agent into the Term Loan LC Collateral Account. The conditions to the making of a Revolving Loan set forth in Section 3.2 and the minimum amount of Revolving Loans set forth in Section 2.1(b) shall not apply to Revolving Loans made pursuant to this Section 2.2(g) and the Revolving Loans made pursuant to this Section 2.2(g) shall be ABR Loans.

(h) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it under Section 2.2(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower or any Bank may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, any Bank or any other Person or, in the case of a Bank, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank under the circumstances in question.

(i) Indemnification. Without duplication of any obligation of the Borrower under Section 10.2 or 10.4, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance and maintenance of any Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of the Issuing Bank or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(j) Term Loan LC Collateral Account.

(i) On or prior to the Closing Date, the Borrower shall establish a Deposit Account maintained with the Depositary Bank (the “Term Loan LC Collateral Account”) for the purpose of Cash Collateralizing the Borrower’s obligations to the Issuing Bank in respect of the Letters of Credit. Pursuant to Section 2.1(c), on the Closing Date, the Initial Term Loan LC Deposit Amount shall be deposited into the Term Loan LC Collateral Account.

(ii) The Borrower hereby grants to the Collateral Agent, for the benefit of the Issuing Bank, a security interest in the Term Loan LC Collateral Account and all Cash, balances and Cash Equivalents therein and all proceeds of the foregoing, as security for the Borrower’s obligations in respect of the Letters of Credit (and, in addition, grants a security interest therein, for the benefit of the Secured Parties as collateral security for the Obligations, provided that amounts on deposit in the Term Loan LC Collateral Account shall be applied, first, to repay the Borrower’s obligations to the Issuing Bank in respect of Letters of Credit and, second, to all other Obligations). Except as expressly provided herein or in any other Credit Document, no Person shall have the right to make any withdrawal from the Term Loan LC Collateral Account or to exercise any right or power with respect thereto.

(iii) If an Event of Default shall have occurred and is continuing or the conversion of the Loans and the Revolving Commitment into the Exit Facility as described in Section 2.25 shall not have occurred on or before ten (10) Business Days prior to the Scheduled Maturity Date, then the Administrative Agent shall convert, or cause to be converted, amounts on deposit in the Term Loan LC Collateral Account into Alternative Currencies, to the extent necessary, so that after giving effect to such conversion the amounts on deposit in the Term Loan LC Collateral Account are in the currency which corresponds to the currency in which the Term Loan Letters of Credit are issued. The Borrower agrees that the Administrative Agent is authorized to establish additional accounts or sub-accounts as necessary to hold such funds in an Alternative Currency, and the Borrower shall execute all documents necessary to effectuate any transfers to any other accounts or sub-accounts and to create, continue or maintain the security interest and lien perfection in the applicable accounts or sub-accounts and the Cash and Cash Equivalents held therein, including the entering into any control agreements. All cost and expenses incurred by the Administrative Agent and the Collateral Agent in connection with the matters set forth in this Section 2.2(j)(iii) shall be borne by the Borrower.

2.3 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, by Banks simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Bank shall be responsible for any default by any other Bank in such other Bank’s obligation to make a Loan requested hereunder nor shall any Commitment of any Bank be increased or decreased as a result of a default by any other Bank in such other Bank’s obligation to make a Loan requested hereunder.

(b) Availability of Funds. Unless the Administrative Agent shall have been notified by any Bank prior to the applicable Credit Date that such Bank does not intend to make available to the Administrative Agent the amount of such Bank’s Loan requested on such Credit Date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such amount on demand from such Bank together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the LIBOR Rate. If such Bank does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for LIBOR Rate Loans. Nothing in this Section 2.3(b) shall be deemed to relieve any Bank from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Bank as a result of any default by such Bank hereunder.

2.4 Use of Proceeds. The proceeds of the Loans shall be applied as follows, in each case, consistent with the DIP Budget and in compliance with Section 6.8: (i) the proceeds of the Term Loans shall be applied in accordance with Section 2.1(c) and (ii) the proceeds of the Revolving Loans and funds withdrawn from the Term Loan Deposit Account shall be applied by the Borrower (i) to pay the fees and expenses associated with the transactions contemplated hereby, (ii) to fund working capital and general corporate purposes of the Borrower and its Subsidiaries during the pendency of the Cases, (iii) to make adequate protection payments approved by the Bankruptcy Court pursuant to the Interim Order or the Final Order (as applicable), (iv) to fund the costs and expenses incurred in connection with the administration and prosecution of the Cases, and (v) and otherwise in compliance with this Agreement; provided that in no event will the proceeds of Loans be used for the purposes of repurchasing Loans as permitted under Section 2.10. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.5 Evidence of Debt; Register; Banks’ Books and Records; Promissory Notes.

(a) Banks’ Evidence of Debt. Each Bank may maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Bank, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Bank’s Commitments or the Borrower’s Obligations in respect of any Loans; and provided further, in the event of any inconsistency between the Register and any Bank’s records, the recordations in the Register shall govern.

(b) Register. The Administrative Agent may maintain at its Principal Office a register for the recordation of the names and addresses of Banks and the Commitments and Loans of each Bank from time to time (the “Register”). The Administrative Agent may record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Bank, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Bank’s Commitments or the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.5, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Bank by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Bank (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Bank pursuant to Section 10.7) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a promissory note or promissory notes, in a form reasonably acceptable to the Administrative Agent and the Borrower, to evidence such Bank’s Term Loans and/or Revolving Loans.

2.6 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a LIBOR Loan, at the LIBOR Rate plus the Applicable Margin; or

(ii) if an ABR Loan, at the Alternate Base Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then such Loan will automatically convert into an ABR Loan.

(c) In connection with LIBOR Loans there shall be no more than three (3) Interest Periods in the aggregate outstanding at any time. In the event the Borrower fails to specify between an ABR Loan or a LIBOR Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Loan) will be automatically continued as a LIBOR Loan with an Interest Period of one month beginning on the last day of the then-current Interest Period for such Loan), or (if outstanding as an ABR Loan) will be automatically continued as an ABR Loan, or (if not then outstanding) will be automatically made as a LIBOR Loan with an Interest Period of one month. In the event the Borrower fails to specify an Interest Period for any LIBOR Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 11:00 a.m. (London time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Bank.

(d) Interest payable pursuant to Section 2.6(a)(i) and any other interest, commission or fee accruing under a Credit Document (other than interest payable pursuant to Section 2.6(a)(ii)) will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days. Interest payable pursuant to Section 2.6(a)(ii) will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 or 366 days, as appropriate, when determined by reference to clause (a) of the definition of “Alternate Base Rate”, and a year of 360 days at all other times.

(e) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity, and on the Termination Date.

(f) Interest payable pursuant to Section 2.2(e) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full by the Borrower, including or pursuant to Section 2.2(e).

2.7 Conversion and Continuation.

(a) Subject to Section 2.15 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

(i) to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $250,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBOR Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Loan unless the Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any LIBOR Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $250,000 in excess of that amount as a LIBOR Loan.

(b) The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than noon (New York City time) on the date of the proposed conversion date (in the case of a conversion to an ABR Loan) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a LIBOR Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Loans (or telephonic notice in lieu thereof) shall be irrevocable and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

(c) Notwithstanding anything to the contrary in the foregoing, no conversion in whole or in part to a LIBOR Loan shall be permitted at any time at which (i) a Default or Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, a LIBOR Loan would violate any provision of Sections 2.15 or 2.16.

(d) If a Default or Event of Default shall have occurred and be continuing, LIBOR Loans shall automatically convert to ABR Loans upon the expiration of the Interest Period applicable thereto.

2.8 Default Interest. Notwithstanding anything to the contrary in Section 2.6, upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder shall thereafter bear interest payable upon demand, at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for ABR Loans). Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Bank.

2.9 Fees. (a) The Borrower agrees to pay to Banks having:

(i) Revolving Exposure (A) commitment fees equal to (1) the average of the daily Availability, times (2) the Applicable Revolving Commitment Fee Percentage; and (B) an upfront fee equal to 1.00% times the aggregate amount of the Revolving Commitments;

(ii) Term Loan Exposure an upfront fee equal to 0.50% times the aggregate amount of the Term Loan Commitments; and

(iii) All fees referred to in this Section 2.9(a) shall be paid in Cash in Dollars to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Bank its Pro Rata Share thereof.

(b) The Borrower agrees to pay directly to the Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.25%, per annum, times the average aggregate daily amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) The fees referred to in Sections 2.9(a)(i)(A) and in Section 2.9(b)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable in arrears on the first Business Day of each calendar month during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Termination Date. The fees referred to in Sections 2.9(a)(i)(B) and 2.9(a)(ii) shall be payable on the Closing Date.

(d) In addition to any of the foregoing fees, the Borrower agrees to pay to the Agents and the Lead Arranger such other fees in the amounts and at the times separately agreed upon.

2.10 Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time, the Borrower may prepay any Loans on any Business Day in whole or in part in an aggregate minimum principal amount of $1,000,000 and integral multiples of $250,000 in excess of that amount.

(ii) All such prepayments shall be made upon not less than three Business Days’ prior written or telephonic notice (in the case of LIBOR Loans) or upon not less than one Business Days’ prior written or telephonic notice (in the case of ABR Loans), in each case given to the Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice by telefacsimile or telephone to each Bank). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b) Voluntary Commitment Reductions.

(i) The Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Bank), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the outstanding principal amount of the Revolving Loans at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum principal amount of $1,000,000 and integral multiples of $250,000 in excess of that amount.

(ii) The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the applicable Revolving Commitment of each Bank proportionately to its Pro Rata Share thereof.

2.11 Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales. No later than the second Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, the Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.12(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, however, that the Borrower shall not be required to make any prepayment hereunder with Net Asset Sales proceeds unless and until the aggregate amount of all such Net Asset Sales Proceeds that have not theretofore been applied to prepay the Loans exceeds $250,000 (and at such time the Borrower shall be required to make a prepayment hereunder with such excess Net Asset Sales Proceeds).

(b) Insurance/Condemnation Proceeds. No later than the second Business Day following the date of receipt by the Borrower or any of its Subsidiaries, or the Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.12(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds.

(c) Revolving Loans. The Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the outstanding principal amount of the Revolving Loans shall not at any time exceed the Revolving Commitments then in effect.

(d) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.11(a) and 2.11(b), the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds; provided, if such officer’s certificate is subsequently determined to be inaccurate, such Authorized Officer (or such Authorized Officer’s successor) must deliver a new certificate setting forth in detail the adjustments necessary to make the prior certificate accurate in all respects. In the event that the Borrower shall subsequently determine that the actual amount exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent the certificate as set forth above in this Section 2.11(d).

2.12 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments. Any prepayment of any Loan pursuant to Section 2.10(a) shall be applied, at the Borrower’s sole discretion, to prepay Revolving Loans or the Term Loans.

(b) Application of Mandatory Prepayments. Any amount required to be paid pursuant to Sections 2.11(a) and (b) shall be applied as follows:

first, to prepay the Term Loans to the full extent thereof;

second, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments by the amount of such prepayment; and

third, to further permanently reduce the Revolving Commitments to the full extent thereof.

2.13 General Provisions Regarding Payments.

(a) Except as otherwise provided in Section 2.17, all payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars and in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Administrative Agent’s Principal Office for the account of Banks; funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) The Administrative Agent shall promptly distribute to each Bank at such address as such Bank shall indicate in writing, such Bank’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(e) The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(f) The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Bank (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.8 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by any Agents hereunder in respect of any of the Obligations (except as expressly provided elsewhere in a Credit Document), shall be forwarded to the Administrative Agent and applied in full or in part by the Administrative Agent against, the Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Administrative Agent and Collateral Agent and their agents and counsel, and all other expenses, liabilities and advances made or incurred by the Administrative Agent or Collateral Agent in connection therewith, and all amounts for which the Administrative Agent or Collateral Agent is entitled to indemnification hereunder (each in its capacity as the Administrative Agent or Collateral Agent, and not as a Bank) and all advances made by the Administrative Agent or Collateral Agent hereunder for the account of the applicable Credit Party, and to the payment of all costs and expenses paid or incurred by the Administrative Agent or Collateral Agent in connection with the exercise of any right or remedy hereunder or under any Credit Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Banks; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.14 Ratable Sharing.

The Banks hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Bank hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Bank) which is greater than the proportion received by any other Bank in respect of the Aggregate Amounts Due to such other Bank, then the Bank receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Bank of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Banks so that all such recoveries of Aggregate Amounts Due shall be shared by all Banks in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Bank is thereafter recovered from such Bank upon the bankruptcy or reorganization of such Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Bank ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.15 Making or Maintaining LIBOR Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loans, that by reasons of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Loans on the basis provided for in the definition of LIBOR Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Bank of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as the Administrative Agent notifies the Borrower and Banks that the circumstances giving rise to such notice no longer exist, (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the LIBOR Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower and (iii) the interest rate applicable to such LIBOR Loans shall be the Alternate Base Rate until such time as the Administrative Agent notifies the Borrower and Banks that the circumstances giving rise to such notice no longer exist.

(b) Illegality or Impracticability of LIBOR Loans. In the event that on any date any Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of all or any of its Loans, (i) has become unlawful as a result of compliance by such Bank in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Bank in that market, then, and in any such event, such Bank shall be an “Affected Bank” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Bank). Thereafter (1) the Commitments and obligation of the Affected Bank to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Bank, (2) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) an ABR Loan, (3) the Affected Bank’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the interest rate applicable to such Affected Loans shall be the Alternate Base Rate, provided the Affected Bank shall make commercially reasonable efforts to assign the Affected Loans according to Section 10.7. Notwithstanding the foregoing, to the extent a determination by an Affected Bank as described above relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Banks by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Bank gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Bank). Except as provided in the immediately preceding sentence, nothing in this Section 2.15(b) shall affect the obligation of any Bank other than an Affected Bank to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Bank, upon written request by such Bank to the Administrative Agent within five (5) Business Days after the applicable event (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Bank to banks of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability sustained by such Bank in connection with the liquidation or re employment of such funds but excluding loss of anticipated profits) which such Bank may sustain: (i) if for any reason (other than a default by such Bank) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing or a conversion or continuation of any LIBOR Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any conversion or any prepayment or other principal payment occurs on a date prior to the last day of an Interest Period applicable to that LIBOR Loan (including, without limitation, pursuant to Section 2.15(b) hereof); or (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d) Booking of LIBOR Loans. Any Bank may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Bank.

(e) Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to a Bank under this Section 2.15 and under Section 2.16 shall be made as though such Bank had actually funded each of its relevant LIBOR Loans through the purchase of a LIBOR deposit bearing interest at the rate in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Bank to a domestic office of such Bank in the United States of America; provided, however, each Bank may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

2.16 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.17 (which shall be controlling with respect to the matters covered thereby), in the event that any Bank (which term shall include the Issuing Bank for purposes of this Section 2.16(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Bank with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi governmental authority (whether or not having the force of law): (i) subjects such Bank (or its applicable lending office) to any additional Tax (other than (A) any Tax on the overall net income of such Bank or its applicable lending office or (B) any Tax imposed as a result of the Administrative Agent’s or any Bank’s (including the Issuing Bank’s) failure to satisfy the applicable requirements as set forth in any statute enacted (or regulation or administrative guidance promulgated thereunder) after the date hereof that is based on, or similar to, Subtitle A - Foreign Account Tax Compliance of H.R. 2847, as passed by the United States House of Representatives on March 4, 2010 ((A) and (B), collectively, “Excluded Taxes”)) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Bank (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such

Bank (other than any such reserve or other requirements with respect to LIBOR Loans); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Bank (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Bank of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Bank (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Bank, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as may be necessary to compensate such Bank for any such increased cost or reduction in amounts received or receivable hereunder. Such Bank shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Bank under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Bank (which term shall include the Issuing Bank for purposes of this Section 2.16(b)) shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of, or with reference to, such Bank’s Loans or Commitments or Letters of Credit, or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Bank or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Bank or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Bank of the statement referred to in the next sentence, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such controlling corporation on an after tax basis for such reduction. Such Bank shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Bank under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.17 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than any Excluded Taxes) imposed, levied, collected, withheld or assessed by or within the

United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment (such Taxes, “Indemnified Taxes”).

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to the Administrative Agent or any Bank (which term shall include the Issuing Bank for purposes of this Section 2.17(b)) under any of the Credit Documents: (i) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the Borrower shall pay to the appropriate taxing or other authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Bank, as the case may be) on behalf of and in the name of the Administrative Agent or such Bank; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, (including deductions, withholdings or payments applicable to additional sums payable under this Section 2.17(b)) the Administrative Agent or such Bank, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made in respect of Indemnified Taxes; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, each Credit Party shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority. Each Credit Party shall indemnify the Administrative Agent, each Bank and the Issuing Bank, within 10 days after written demand therefor, which demand shall identify in reasonable detail the nature and amount of such Indemnified Taxes (and provide such other evidence thereof as has been received by the Administrative Agent, such Bank or the Issuing Bank, as the case may be), for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Bank or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Credit Party hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Credit Party by a Bank or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Bank or the Issuing Bank, shall be conclusive absent manifest error.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Bank that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Bank”) shall deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Bank listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Bank (in the case of each other Bank), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Bank, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Bank is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Bank of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Bank is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Bank, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Bank is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Bank of principal, interest, fees or other amounts payable under any of the Credit Documents. Each Bank that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “US Bank”) shall deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Bank listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Bank (in the case of each other Bank), and at such times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), such other form or forms, certificates or documentation, including two original copies of Internal Revenue Service Form W-9, as reasonably requested by the Borrower to confirm or establish that such Bank is not subject to deduction, withholding, or backup withholding of United States federal income tax with respect to any payments to such Bank of principal, interest, fees or other amounts payable under any of the Credit Documents. Each Bank required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.17(c) hereby agrees, from time to time after the initial delivery by such Bank of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Bank shall promptly deliver to the Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), or two new original copies of Internal Revenue Service Form W-9, as the case may be, properly completed and duly executed by such Bank, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to confirm or establish that such Bank is not subject to deduction or withholding of United States federal income tax with respect to payments to such Bank under the Credit Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence. The Borrower shall not be required to pay any additional amount to any Non-US Bank under Section 2.17(b) if such Bank shall have failed (1) to deliver the forms, certificates or other evidence referred to in the first three sentences of this Section 2.17(c), or (2) to notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Bank shall have satisfied the requirements of the first sentence of this Section 2.17(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Bank, as applicable, nothing in this last sentence of Section 2.17(c) shall relieve each Borrower of its obligation to pay any additional amounts pursuant to this Section 2.17 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Bank is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Bank is not subject to withholding as described herein.

(d) Withholding or Deduction for or on Account of Non-US Tax. A Credit Party shall not be required to pay any additional amount under Section 2.17(b) if, on the date on which the payment falls due (i) the payment could have been made to the relevant Bank without deduction or withholding for or on account of any Tax imposed by any jurisdiction other than the United States (“Non-US Tax”) if that Bank was a Qualifying Lender but on that date that Bank is not or has ceased to be a Qualifying Lender (other than where such Bank was a Qualifying Lender on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Bank, as applicable, and has ceased to be a Qualifying Lender as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof); (ii) the relevant Bank is a Treaty Lender and the payment could have been made to the Lender without deduction or withholding for or on account of Non-US Tax had that Bank complied with its obligations under Section 2.17(e) below; or (iii) the relevant Bank is a 991 Bank and has not given a Tax Confirmation to the Administrative Agent (other than by reason of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof after the Closing Date or the date of the Assignment Agreement pursuant to which the relevant Bank became a Bank, as applicable). The provisions of this Section 2.17(d) are subject always to the proviso contained in Section 2.17(b) above.

(e) Completion of Procedural Formalities. A Treaty Lender and each Credit Party which makes a payment to which that Treaty Lender is entitled shall co-operate in completing as soon as reasonably practicable after the Closing Date (or the date of the Assignment Agreement pursuant to which the relevant Bank becomes a Bank, as applicable) any procedural formalities necessary for that Credit Party to obtain authorization to make that payment without deduction or withholding for or on account of Non-US Tax (including for the avoidance of doubt the completion and submission to the Tax authority in the relevant Treaty Lender’s country of incorporation (or, if different, its country of residence for the purposes of the relevant double taxation agreement) of appropriate forms and documents that are provided to it by the relevant Credit Party).

(f) Change in Circumstance. A Bank that is a 991 Bank shall promptly notify the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.

(g) Certain Documents. If any Tax was not correctly or legally asserted, the relevant Bank(s) shall, upon the Borrower’s reasonable request and at the expense of the Borrower, provide such documents to the Borrower to enable the Borrower to contest such Tax pursuant to appropriate proceedings then available to the relevant Bank(s) (so long as providing such documents shall not, in the good faith determination of the relevant Bank(s) result in any liability to the relevant Bank(s) and doing so is otherwise permitted under applicable law as determined by the relevant Bank(s)).

2.18 Obligation to Mitigate. Each Bank (which term shall include the Issuing Bank for purposes of this Section 2.18) agrees that, as promptly as practicable after the officer of such Bank responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Bank to become an Affected Bank or that would entitle such Bank to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Bank and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Bank, or (b) take such other measures as such Bank may deem reasonable, if as a result thereof the circumstances which would cause such Bank to be an Affected Bank would cease to exist or the additional amounts which would otherwise be required to be paid to such Bank pursuant to Section 2.15, 2.16 or 2.17 would be materially reduced and if, as determined by such Bank in its sole discretion, the making, issuing, funding or maintaining of such Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments, Loans or Letters of Credit or the interests of such Bank; provided, such Bank will not be obligated to utilize such other office pursuant to this Section 2.18 unless the Borrower agrees to pay all incremental expenses incurred by such Bank as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Bank to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

2.19 Tax Credit. If a Credit Party pays any additional amount under Section 2.17(b) and the relevant Bank (or the Administrative Agent, as the case may be) determines in its sole discretion that (a) a Tax Credit is attributable either to an increased payment of which that additional amount forms part, or to that additional amount and (b) that Bank (or the Administrative Agent, as the case may be) has obtained, utilized and retained that Tax Credit, the Bank (or the Administrative Agent, as the case may be) shall, to the extent that it can do so without prejudice to the retention of the Tax Credit, pay an amount to the Credit Party which that Credit Party determines in its absolute discretion but in good faith will leave it (after that payment) in the same after-Tax position as it would have been in had the additional amount not been required to be paid by the Credit Party. Nothing herein contained shall interfere with the right of any Bank (or the Administrative Agent, as the case may be) to arrange its affairs in whatever manner it thinks fit and, in particular, no Bank (or the Administrative Agent, as the case may be) shall be under any obligation to claim a Tax Credit on its corporate profits or otherwise, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its affairs. Any amount to be paid by a bank pursuant to this Section 2.19 shall be made promptly on the date of receipt of the relevant Tax Credit by such Bank(or the Administrative Agent, as the case may be) or, if later, on the last date on which the applicable taxation authority would be able in accordance with applicable law to reclaim or reduce such Tax Credit.

2.20 Defaulting Banks.

(a) No Fees. Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Bank, such Defaulting Bank will not be entitled to any fees accruing during such period pursuant to Section 2.9(a)(i)(A) (without prejudice to the rights of the Banks other than Defaulting Banks in respect of such fees).

(b) Termination of Commitment. The Borrower may terminate the unused amount of the Commitment of a Defaulting Bank upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Banks thereof), and in such event the provisions of Section 2.13(g) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Bank under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any Bank may have against such Defaulting Bank.

(c) Reinstatement. If the Borrower, the Administrative Agent and the Issuing Bank agree in writing in their discretion that a Bank that is a Defaulting Bank or a Potential Defaulting Bank should no longer be deemed to be a Defaulting Bank or a Potential Defaulting Bank, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Bank will, to the extent applicable, purchase such portion of outstanding Loans of the other Banks and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Exposure of the Banks to be based upon their respective Pro Rata Shares, whereupon such Bank will cease to be a Defaulting Bank or Potential Defaulting Bank and will be a Non-Defaulting Bank (and the Revolving Exposure will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Bank was a Defaulting Bank; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank or Potential Defaulting Bank to Non-Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Bank or Potential Defaulting Bank.

2.21 Removal or Replacement of a Bank. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Bank (an “Increased Cost Bank”) shall give notice to the Borrower that such Bank is an Affected Bank or that such Bank is entitled to receive payments under Section 2.15, 2.16 or 2.17, (ii) the circumstances which have caused such Bank to be an Affected Bank or which entitle such Bank to receive such payments shall remain in effect, and (iii) such Bank shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; (b) any Bank is a Defaulting Bank; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.6(b), the consent of Requisite Banks shall have been obtained but the consent of one or more of such other Banks (each a “Non-Consenting Bank”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Bank, Defaulting Bank or Non-Consenting Bank (the “Terminated Bank”), the Borrower may, by giving written notice to Administrative Agent and any Terminated Bank of its election to do so, elect to cause such Terminated Bank (and such Terminated Bank hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Bank”) in accordance with the provisions of Section 10.6 and the Borrower shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Bank shall pay to the Terminated Bank an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Bank, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Bank pursuant to Section 2.9; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Bank pursuant to Section 2.15(c), 2.16 or 2.17 or otherwise as if it were a prepayment; and (3) in the event such Terminated Bank is a Non-Consenting Bank, each Replacement Bank shall consent, at the time of such assignment, to each matter in respect of which such Terminated Bank was a Non-Consenting Bank; provided, the Borrower may not make such election with respect to any Terminated Bank that is also the Issuing Bank unless, prior to the effectiveness of such election, the Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Bank and the termination of such Terminated Bank’s Commitments, if any, such Terminated Bank shall no longer constitute a “Bank” for purposes hereof; provided, any rights of such Terminated Bank to indemnification hereunder shall survive as to such Terminated Bank.

2.22 Priority of Liens.

(a) Each of the Credit Parties hereby covenants, represents and warrants that, as of the entry of the Interim Order (and except as otherwise provided in this Section 2.22(a)), the Obligations: (i) pursuant to section 364(c)(l) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim, subject and subordinated only to claims secured by Permitted Liens, claims secured by Additional Permitted Liens, and the Carve-Out, and (ii) pursuant to section 364(c)(2) of the Bankruptcy Code, subject and subordinated only to the Permitted Liens, Additional Permitted Liens, and the Carve-Out, shall at all times be secured by a perfected First Priority Lien on all existing and after acquired real and personal, tangible and intangible, property of the Credit Parties that is not otherwise subject to a Lien in favor of the Pre-Petition

Lenders, including without limitation, (x) any such property that is subject to valid and perfected Liens in existence on the Petition Date which Liens are thereafter released or otherwise extinguished in connection with the satisfaction of the obligations secured by such Liens, (y) all cash maintained as cash collateral with respect to outstanding Obligations in respect of Letters of Credit (including pursuant to Section 2.2(j)) and any investment of such cash collateral funds, and (z) upon entry of the Final Order, all causes of action arising under chapter 5 of the Bankruptcy Code and all proceeds thereof; and (iii) pursuant to Section 364(d)(l) of the Bankruptcy Code, shall at all times be secured by a fully perfected First Priority priming Lien upon all existing and after acquired real and personal, tangible and intangible, property of the Credit Parties that is subject to Liens securing the Pre-Petition Credit Agreement, including without limitation, all cash maintained as cash collateral with respect to outstanding Obligations in respect of Letters of Credit (including pursuant to Section 2.2(j)) and any investment of such cash collateral funds that is subject to any other Lien subject and subordinated only to the Permitted Liens, Additional Permitted Liens, and the Carve-Out.

(b) Each of the Credit Parties hereby covenants, represents and warrants that, as of the entry of the Interim Order, the covenants, representations and warranties set forth in Section 2.22(a) shall be true and correct in all respects, provided that in addition thereto, pursuant to section 364(c)(2) of the Bankruptcy Code, upon entry of the Final Order, the Obligations shall be secured at all times by all causes of action arising under Chapter 5 of the Bankruptcy Code, and any and all proceeds thereof, subject only to the Permitted Liens, the Additional Permitted Liens and the Carve-Out.

(c) For purposes hereof, the term “Carve-Out” means (i) all fees required to be paid to the Clerk of the Bankruptcy Court and statutory fees payable to the U.S. Trustee pursuant to 28 U.S.C. § 1930(a)(6) and 28 U.S.C. § 156(c), and all fees, expenses, and disbursements payable to any professionals retained by the Debtors pursuant to 28 U.S.C. $ 156(c); and (ii) in the event of an occurrence and during the continuance of an Event of Default, the “Case Professionals Carve-Out”, comprising the sum of (A) all allowed unpaid fees, expenses and disbursements (regardless of when such fees, expenses and disbursements become allowed by order of the Bankruptcy Court) for any professionals retained by the Debtors or any statutory committee appointed in the Cases pursuant to sections 327, 328, 363 or 1103, as applicable, of the Bankruptcy Code (the “Case Professionals”) incurred subsequent to receipt of notice delivered by the Administrative Agent to counsel for the Debtors following the occurrence of an Event of Default expressly stating that the Carve-Out has been invoked (a “Carve-Out Trigger Notice”) in an aggregate amount not in excess of $3,000,000 (the “Carve-Out Cap”), plus (B) all unpaid professional fees, expenses and disbursements of such Case Professionals incurred prior to receipt of the Carve-Out Trigger Notice to the extent previously or subsequently allowed pursuant to an order of the Bankruptcy Court (collectively, “Allowed Professional Fees”) under sections 328, 330 and/or 331 of the Bankruptcy Code. For the avoidance of doubt, so long as a Carve-Out Trigger Notice has not been delivered, the Carve-Out Cap shall not be reduced by the payment of fees or expense allowed by the Bankruptcy Court (whether allowed before or after delivery of any Carve-Out Trigger Notice) and payable under sections 328, 330, or 331 of the Bankruptcy Code, or 28 U.S.C. § 156(c).

2.23 Grant of Security Interest.

As collateral security for the payment and performance in full of all the Obligations, each Credit Party hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a First Priority Lien on and security interest in (subject to the Permitted Liens, the Additional Permitted Liens, the Carve-Out and, in the case of the Term Loan LC Collateral Account, the provisions of Section 2.2(j)) all of the right, title and interest of such Credit Party in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time:

(a) all Accounts;

(b) all Equipment, Goods, Inventory and Fixtures;

(c) all Documents, Instruments and Chattel Paper, including the Instruments and Tangible Chattel Paper described on Schedule 2.23(c);

(d) all Letters of Credit (as defined in the UCC) and Letter-of-Credit Rights;

(e) all Securities Collateral;

(f) all Investment Property;

(g) all Intellectual Property Collateral;

(h) all Commercial Tort Claims described on Schedule 2.23(h);

(i) all General Intangibles;

(j) all Money and all Deposit Accounts (as defined in the UCC), including the Term Loan Deposit Account;

(k) all Supporting Obligations;

(l) all Real Estate Assets;

(m) all books and records relating to the Collateral;

(n) upon entry of the Final Order, all causes of action arising under Chapter 5 of the Bankruptcy Code; and

(o) to the extent not covered by clauses (a) through (n) of this Section 2.23, all other real and personal property of such Credit Party, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Credit Party from time to time with respect to any of the foregoing.

2.24 No Filings Required.

(a) The Liens and security interests in favor of the Collateral Agent referred to herein shall be deemed valid and perfected by entry of the Interim Order; provided, however, that any liens on the Debtors’ causes of action arising under chapter 5 of the Bankruptcy Code and all proceeds thereof shall be deemed valid and perfected only upon entry of the Final Order. The Collateral Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement or any other Credit Document.

2.25 Conversion to Exit Facility. Upon the satisfaction or waiver by the Requisite Banks of the conditions precedent set forth in Section 3.1 of the Exit Credit Agreement, automatically and without any further consent or action required by the Administrative Agent, any Bank or any Credit Party, (i) the Borrower, in its capacity as reorganized Xerium Technologies, Inc., each Guarantor, in its respective capacity as a reorganized Debtor, and the Exit Borrowers and Exit Guarantor (other than the aforementioned reorganized Borrower and reorganized Guarantor) and the other Borrowers under the Exit Credit Agreement shall assume all Obligations in respect of the Loans hereunder and all other monetary obligations in respect hereof, (ii) the Borrower shall cause the Exit Borrowers and Exit Guarantors to execute the Exit Credit Agreement, the agreements and instruments listed on Schedule 2.25 (which shall be in form and substance reasonably satisfactory to the Administrative Agent) and all other Exit Credit Documents, (iii) each outstanding Term Loan hereunder shall be continued as a Term Loan (as defined in the Exit Credit Agreement) under the Exit Facility, (iv) each outstanding Revolving Loan hereunder shall be continued as a Revolving Loan (as defined in the Exit Credit Agreement), (v) each Bank hereunder shall be a Bank (as defined in the Exit Credit Agreement) under the Exit Facility, (vi) each of the Letters of Credit (including the Existing Letters of Credit) shall be continued as Letters of Credit (as defined in the Exit Credit Agreement), and (vii) this Agreement and the Credit Documents shall be superseded and replaced by the Exit Credit Documents. Each of the Credit Parties, the Administrative Agent, the Issuing Bank and the Banks shall take such actions and execute and deliver such agreements, instruments or other documents as the Administrative Agent may reasonably request to give effect to the provisions of this Section 2.25 and as are required to complete the Schedules to the Exit Credit Documentation; provided, however, that any such action by the Administrative Agent or any of the Banks shall not be a condition precedent to the effectiveness of the provisions of this Section 2.25.

SECTION 3. CONDITIONS PRECEDENT

3.1 Conditions to Closing Date. The occurrence of the Closing Date and the obligation of each Bank to make Credit Extensions hereunder, in each case as of the Closing Date, are, in addition to the conditions specified in Section 3.2, subject at the time of the occurrence of the Closing Date to the satisfaction, or waiver in accordance with Section 10.6, of the following conditions on or before April 12, 2010:

(a) Credit Documents. The Administrative Agent shall have received sufficient copies of each Credit Document to be executed by the appropriate Credit Party on the Closing Date and delivered by each applicable Credit Party for each Bank (which may be delivered by facsimile or other electronic means for the purposes of satisfying this Section 3.1(a) on the Closing Date, with signed originals to be delivered promptly thereafter), and such Credit Documents shall be in form and substance satisfactory to the Borrower and its counsel and the Administrative Agent and its counsel.

(b) Organizational Documents; Incumbency. The Administrative Agent shall have received (i) a copy of each Organizational Document of each Credit Party, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of each Credit Party executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.

(c) Closing Date Certificate. The Administrative Agent shall have received a Closing Date Certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower.

(d) Governmental Authorizations and Consents. All material necessary Governmental Authorizations and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Credit Documents shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Banks) and shall remain in effect, and all applicable governmental filings shall have been made and all applicable waiting periods shall have expired without in either case any action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of the Banks that restrains, prevents or imposes materially adverse conditions upon the Credit Documents or the transactions contemplated thereby.

(e) Insurance. The Collateral Agent shall have received a certificate from the Borrower’s insurance broker or other evidence satisfactory to the Collateral Agent that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(f) Opinions of Counsel to Credit Parties. The Administrative Agent and its counsel shall have received executed copies of the favorable written opinions of counsel to the Credit Parties as to such customary matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(g) Financial Statements; DIP Budget and Cash Flow Forecast. The Banks shall have received from the Borrower (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2009 for the Fiscal Year then ended and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, together with a report thereon of Ernst & Young LLP, which financial statements and report shall be in form and substance reasonably satisfactory to the Administrative Agent, and (ii) the initial Weekly Cash Flow Forecast and the DIP Budget in form and substance satisfactory to the Banks.

(h) Fees. The Borrower shall have paid (i) the fees payable on the Closing Date referred to in Section 2.9 and (ii) all out-of-pocket fees and expenses (including reasonable fees and expenses of counsel) required to be paid to the Agents and the Banks.

(i) No Litigation. There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in writing in any court or before any arbitrator or Governmental Authority (other than the Cases) that (i) could reasonably be expected to have a Material Adverse Effect or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Credit Documents or the transactions contemplated thereby.

(j) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated by the Credit Documents and all documents incidental thereto not previously found acceptable by the Banks and their counsel shall be satisfactory in form and substance to the Banks and such counsel, and the Banks and such counsel shall have received all such counterpart originals or certified copies of such documents as the Banks may reasonably request.

(k) Representations and Warranties. The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(l) No Default. No event shall have occurred and be continuing or would result from the consummation of the transactions contemplated hereunder or under the Credit Documents that would constitute an Event of Default or a Default.

(m) Material Adverse Effect. There shall not have been a material adverse change, or any event or occurrence which could reasonably be expected to result in a material adverse change, in (i) the business, assets, financial condition or prospects of the Credit Parties and their respective Subsidiaries, taken as a whole, since September 30, 2009 (other than events leading up to and resulting from the anticipated filing of the Cases), (ii) the ability of any Credit Party to perform any of its obligations in accordance with its terms under the Credit Documents, or (iii) the ability of the Administrative Agent and the Banks to enforce any of the Credit Documents, provided that the filing of the Cases will not be deemed to constitute an impediment to enforcement thereunder.

(n) Compliance with Law and Regulations. All Loans and all other financings to the Borrower (and all guaranties thereof and security therefor), as well as the transactions contemplated by the Credit Documents and the consummation thereof, shall be in full compliance in all material respects with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board.

(o) No Conflict with Material Contracts. After giving effect to the transactions contemplated by the Credit Documents, there shall be no conflict with, or default under, any Material Contract, except as a result of the Cases.

(p) Business Plan. The Administrative Agent shall have received a detailed consolidated business plan of the Borrower and its Subsidiaries through Fiscal Year 2015 (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of Fiscal Year 2015) in form and substance reasonably satisfactory to the Banks (the “Business Plan”); provided that with respect to Fiscal Year 2010, the Business Plan shall be prepared by calendar month.

(q) Patriot Act Information. Each of the Credit Parties shall have provided the documentation and other information to the Banks that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(r) Security Interest. The Secured Parties shall have a valid and perfected Lien on and security interest in the Collateral having the priority described in Section 2.22, and all searches necessary or desirable in connection with such Liens and security interests that have been reasonably requested by the Administrative Agent shall have been duly made.

(s) Bankruptcy Cases. The Borrower and each Guarantor shall have filed with the Bankruptcy Court voluntary petitions for relief under chapter 11 of the Bankruptcy Code, thereby commencing the Cases.

(t) Interim Order. Not later than April 12, 2010, the Bankruptcy Court shall have entered an order (in form and substance acceptable to the Requisite Banks and the Administrative Agent) approving the transactions contemplated hereunder on an interim basis (the “Interim Order”), on motion by the Debtors, such motion to be in form and substance reasonably satisfactory to the Requisite Banks and the Administrative Agent, which Interim Order shall have been entered on such notice to such parties as may be reasonably satisfactory to the Requisite Banks and the Administrative Agent and

as otherwise required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, orders of the Bankruptcy Court, and any applicable local bankruptcy rules, and shall not have been reversed, modified, amended or stayed in any respect (or application therefor made), (i) approving the transactions contemplated by the Credit Documents and authorizing extensions of credit thereunder, (ii) approving the payment by the Borrower and the Guarantors of all the fees and expenses that are required to be paid under or in connection with the Credit Documents, (iii) providing, after five (5) Business Days’ written notice of an Event of Default, which written notice shall be provided by the Administrative Agent to the Debtors, counsel to the Debtors, counsel to any statutory committee(s) appointed in the Cases, and the Office of the United States Trustee for the District of Delaware, and which written notice shall be filed with the Bankruptcy Court by counsel to the Administrative Agent, for the automatic termination of the automatic stay (but solely with respect to the transactions contemplated by the Credit Documents), with a full waiver by the Borrower and the Guarantors of all rights to contest such termination except with respect to the existence of an Event of Default, and (iv) having such other findings, orders and relief typical for financings of the type contemplated by this Agreement.

(u) First Day Orders. Any First Day Orders entered by the Bankruptcy Court authorizing the use of cash collateral and any other orders entered by the Bankruptcy Court affecting the Collateral shall be in form and substance reasonably satisfactory to the Administrative Agent and the Credit Parties.

(v) Administrative Claims. No administrative claim that is senior to, or pari passu with, the Superpriority Claims in respect of the Obligations shall exist, except claims secured by the Permitted Liens, the Additional Permitted Liens and the Carve-Out.

(w) Votes. The Debtors shall have received the requisite votes needed to confirm the Prepackaged Plan of Reorganization pursuant to chapter 11 of the Bankruptcy Code.

(x) Collateral Questionnaire. The Collateral Agent shall have received a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including the results of a recent search, by a Person satisfactory to the Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal, real or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search.

3.2 Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Bank to make or convert any Loan, or the Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.6, of the following conditions precedent:

(i) the Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii) after making the Credit Extensions requested in respect of such Credit Date, the aggregate principal amount of all Revolving Loans shall not exceed the Revolving Commitments then in effect;

(iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(v) on or before the date of issuance of any Letter of Credit, the Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit;

(vi) the conditions set forth in Section 3.1 shall have been satisfied or waived in accordance with Section 10.6;

(vii) if the proceeds of the Credit Extension requested in respect of such Credit Date are to be used in a manner or for a purpose which requires the prior approval of the Bankruptcy Court, then such approval shall have been obtained;

(viii) the Interim Order or the Final Order, as the case may be, shall be in full force and effect, and shall not have been reversed, modified, amended or stayed (or application therefor made, other than with respect to the Final Order, which need not become final and non-appealable), except for modifications and amendments reasonably acceptable to the Administrative Agent and the Credit Parties;

(ix) there shall not be any administrative claim that ranks senior to, or pari passu with, the Superpriority Claim in respect of the Obligations except for claims secured by the Permitted Liens, the Additional Permitted Lines and the Carve-Out; and

(x) the aggregate principal amount of Revolving Loans plus amounts withdrawn from the Term Loan Deposit Account pursuant to Section 2.1(c) shall be consistent with the DIP Budget and in compliance with Section 6.8.

The request for and acceptance of each Credit Extension by the Borrower shall constitute a representation and warranty that the conditions to such Credit Extension as set forth in this Section 3.2 have been satisfied.

Any Agent or Requisite Banks shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Banks, such request is warranted under the circumstances.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to the Administrative Agent. In lieu of delivering a Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion or continuation of any Loan, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to the Administrative Agent on or before the applicable date of borrowing, conversion or continuation. Neither the Administrative Agent nor any Bank shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

3.3 Conditions Precedent to Withdrawals from the Term Loan Deposit Account. The obligation of the Administrative Agent to honor any request by the Borrower to withdraw funds on deposit in the Term Loan Deposit Account any time is subject to the satisfaction, or waiver in accordance with Section 10.6, of the following conditions precedent:

(a) the Administrative Agent shall have received a fully executed and delivered Withdrawal Request at least one (1) Business Day prior to the date on which the Borrower is requesting such funds to be withdrawn;

(b) as of the date of the applicable Withdrawal Request and as of the date of the disbursement of funds from the Term Loan Deposit Account, no event shall have occurred and be continuing or would result from the consummation of such disbursement that would constitute an Event of Default or Default;

(c) the aggregate principal amount of Revolving Loans plus amounts withdrawn from the Term Loan Deposit Account pursuant to Section 2.1(c) shall be consistent with the DIP Budget and in compliance with Section 6.8; and

(d) the other conditions set forth in Section 3.2 shall have been satisfied.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Banks and the Issuing Bank to make each Credit Extension to be made by this Agreement, each Credit Party represents and warrants to each Bank, and the Issuing Bank, on the Closing Date, and each Credit Date, that the following statements are true and correct:

4.1 Organization; Requisite Power and Authority; Qualification. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2 Capital Stock and Ownership. The Capital Stock of each of the Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of the Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Borrower or any of its Subsidiaries of any additional membership interests or other Capital Stock of the Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Borrower or any of its Subsidiaries. Schedules 4.1 and 4.2 correctly set forth the ownership interest of the Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to the Borrower or any of its Subsidiaries, any of the Organizational Documents of the Borrower or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents, under the Interim Order or under the Final

Order); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to the Banks and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

4.5 Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for entry of the Interim Order and Final Order, as required under the Bankruptcy Code and applicable state and federal bankruptcy rules.

4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and, subject to the entry by the Bankruptcy Court of (x) the Interim Order at any time prior to the entry of the Final Order and (y) the Final Order at any time thereafter, is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms.

4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower and any of its Subsidiaries taken as a whole.

4.8 Business Plan, DIP Budget and Cash Flow Forecast. On and as of the Closing Date, the Business Plan, the DIP Budget and the initial Weekly Cash Flow Forecast are based on good faith estimates made by the management of the Borrower based on assumptions believed to be reasonable when made; provided, that it is understood and agreed that actual results of the Borrower and its Subsidiaries may differ from the results projected in the Business Plan, the DIP Budget and the initial Weekly Cash Flow Forecast.

4.9 No Material Adverse Change. Since the Petition Date, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10 No Restricted Junior Payments. Since the Petition Date, neither the Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5.

4.11 Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect other than proceedings attendant to confirmation of the Prepackage Plan of Reorganization. Neither the Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12 Payment of Taxes. Except as otherwise permitted under Section 5.3, all tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. The Borrower knows of no proposed tax assessment against the Borrower or any of its Subsidiaries which is not being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13 Properties.

(a) Title. Each of the Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the Ordinary Course or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.13(b) contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Borrower does not have knowledge of any default that has occurred and is continuing thereunder except where the consequences, direct or indirect, of such default or defaults, if any, could not be reasonably expected to have a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14 Environmental Matters. Neither the Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are and, to each of the Borrower’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of the Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect, and none of the Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of Hazardous Materials, except as would not reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries, or as listed on Schedule 4.14. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15 No Defaults. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16 Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder, any such default or failure to be in force and effect which could not reasonably be expected to result in an exercise of remedies or acceleration of the indebtedness created thereunder, except as a result of the Cases.

4.17 Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, provincial or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

4.19 Employee Matters. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower and each other Credit Party, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Borrower and each other Credit Party, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries, and (c) to the best knowledge of the Borrower and each other Credit Party, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower and each other Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20 Employee Benefit Plans. The Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, other than any non-compliance or non-performance that would not be reasonably expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a recent favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, except such defect that can be corrected pursuant to Rev. Proc. 2003-44 or any successor ruling or regulation without giving rise to a Material Adverse Effect. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA (other than Ordinary Course contribution obligations) has been or is expected to be incurred by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates that could reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a Material Adverse Effect.

4.21 Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated by the Credit Documents.

4.22 Compliance with Statutes, etc. Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.23 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements, including without limitation, information contained in the presentations made to the Banks, furnished to Banks by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any other Credit Party, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower or any other Credit Party to be reasonable at the time made, it being recognized by Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower or any other Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Banks for use in connection with the transactions contemplated hereby.

4.24 Insurance. All policies of insurance of the Borrower or any of its Subsidiaries, including policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity and workers’ compensation, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.

4.25 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower solely in accordance with Section 2.4, the Interim Order and the Final Order, as applicable.

4.26 Status as Superpriority Claim; Effectiveness of Order. The Loans and other Obligations constitute an allowed Superpriority Claim, and the Interim Order or the Final Order, as the case may be, is in full force and effect.

4.27 Perfection of Security Interests. This Agreement and the Interim Order (and the Final Order when entered) create a valid and perfected security interest in the Collateral having the priority set forth herein and therein securing the payment of the Obligations, and all filings and other actions necessary to perfect and protect such security interest have been duly taken, provided that such security interest in the Debtors’ causes of action arising under chapter 5 of the Bankruptcy Code and all proceeds thereof shall be created and become valid and perfected only upon entry of the Final Order.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent:

(a) Monthly Financial Statements. As soon as available, and in any event within 15 Business Days after the end of each calendar month, or, in the case of a calendar month that is the end of a Fiscal Quarter, within 30 days after the end of each Fiscal Quarter, the consolidated unaudited balance sheets of the Borrower and its Subsidiaries as at the end of such calendar month and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such calendar month and for the period from the beginning of the then current Fiscal Year to the end of such calendar month, setting forth in each case in comparative form the corresponding figures for the previous calendar month and the corresponding figures contained in the Business Plan, together with a Financial Officer Certification with respect thereto and including a detailed explanation as to material variances that may have occurred from the prior calendar month and figures contained in the Business Plan for the current Fiscal Year;

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form (x) the corresponding figures for the corresponding periods of the previous Fiscal Year, and (y) the figures contained in the Business Plan for the current Fiscal Year, together with a Financial Officer Certification with respect thereto and including a detailed explanation as to the material variances that may have occurred from the prior Fiscal Quarter and the figures contained in the Business Plan for the current Fiscal Year;

(c) [Reserved];

(d) Compliance Certificate. Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate; provided, that in respect of the fourth Fiscal Quarter of each Fiscal Year, it shall also deliver a duly executed and completed Compliance Certificate as soon as available, and in any event within 90 days after the end of the fourth Fiscal Quarter;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the Compliance Certificate of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(d) will differ in any material respect in the manner in which computations are derived from the Borrower’s financial statements for the Compliance Certificate that would have been delivered pursuant to such subsection had no such change in accounting principles and policies been made, then, together with the first delivery of such Compliance Certificate after such change, the Borrower will deliver one or more statements of explanation of such difference(s) in form and substance satisfactory to the Administrative Agent and, if appropriate, the Borrower’s proposal for amending any terms or requirements used or addressed in the Compliance Certificate to adjust for such change(s);

(f) Sufficiency of Public Quarterly and Annual Reports. Notwithstanding anything to the contrary contained herein, delivery to the Administrative Agent by the Borrower of its quarterly report on Form 10-Q and its annual report on form 10-K shall satisfy the requirements of Section 5.1(b), for so long as the Borrower remains a reporting company under the Exchange Act.

(g) Notice of Default. Promptly upon any officer of the Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Borrower with respect thereto; (ii) that any Person has given any notice to the Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(h) Notice of Litigation. Promptly upon any officer of the Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Banks, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrower to enable the Banks and their counsel to evaluate such matters;

(i) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;

(j) Insurance Report. As soon as practicable following any material change in the insurance coverage, notice to the Administrative Agent of such change and an explanation in form and substance reasonably satisfactory to the Administrative Agent of such change;

(k) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of the Borrower or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(l) Information Regarding Collateral. The Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure or (iii) in any Credit Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. The Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(m) Bankruptcy Pleadings. As soon as practicable in advance of filing with the Bankruptcy Court, or providing to the United States Trustee for the District of Delaware, the Final Order, all other proposed orders, pleadings or other information and documents relating to the transactions contemplated by the Credit Documents, the Prepackaged Plan of Reorganization and/or any disclosure statement related thereto (which must be in form and substance satisfactory to the Administrative Agent);

(n) Other Information. (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders acting in such capacity or by any Subsidiary of the Borrower to its security holders other than the Borrower or another Subsidiary of the

Borrower, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission and (C) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries, and (ii) such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent;

(o) Electronic Delivery.

(i) Notwithstanding anything in any Credit Document to the contrary, each Credit Party hereby agrees that it will use its reasonable best efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new Credit Extension or other extension of credit (including any election of an interest rate relating thereto), (B) relates to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under any Credit Document or (D) is required to be delivered to satisfy any condition set forth in Sections 3.1 and/or 3.2 (all such non-excluded communications being referred to herein collectively as the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citi.com, with a copy to Global.loans.Support@citi.com@citi.com. In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Credit Documents, but only to the extent requested by the Administrative Agent.

(ii) Each Credit Party further agrees that the Administrative Agent may make the Communications available to the Banks by posting the Communications on IntraLinks, Fixed Income Direct or a substantially similar electronic transmission system (each such system, a “Platform”). Each Credit Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(iii) EACH PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF ANY PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY

WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR ANY PLATFORM. IN NO EVENT SHALL ANY AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY OTHER CREDIT PARTY, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENTS’ TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(iv) The Administrative Agent agrees that the receipt of the Communications by it at its e-mail address set forth in Appendix A shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Section 5.1(o). Each Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to a Platform shall constitute effective delivery of the Communications to such Bank for purposes of this Section 5.1(o). Each Bank agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(v) Nothing in this Section 5.1(o) shall prejudice the right of any Agent or any Bank to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(p) Cash Flow Forecasts.

(i) By no later than 10:00 am on the Friday of each week, commencing April 2, 2010, the Borrower shall prepare and deliver to the Administrative Agent and the Banks on a weekly basis a thirteen (13) week cash flow forecast in the form attached hereto as Exhibit M (a “Weekly Cash Flow Forecast”) setting forth for the periods covered thereby (i) the projected operating cash receipts and resulting cash balances, (ii) the projected weekly operating cash disbursements, (iii) the projected aggregate principal amount of Loans, and (iv) projected weekly

Availability (including estimates of the Allowed Professional Fees used by the Borrower in computing such Availability); provided, however, that if Monthly DIP Budget Cash Flow Update is required to be delivered during the same week that a Weekly Cash Flow Forecast is required to be delivered pursuant to this Section 5.1(p)(i), then the Borrower shall not be required to deliver the Weekly Cash Flow Forecast for such week.

(ii) By no later than 10:00 am on the 20th calendar day of each month, commencing April 20, 2010, the Borrower shall prepare and deliver to the Administrative Agent and the Banks on a monthly basis a thirteen (13) week cash flow forecast in form and substance satisfactory to the Administrative Agent and based on the same format and methodology used in the preparation of the DIP Budget (a “Monthly DIP Budget Cash Flow Update”) setting forth for the periods covered thereby (i) the projected operating cash receipts and resulting cash balances, (ii) the projected weekly operating cash disbursements, (iii) the projected aggregate principal amount of Loans, and (iv) projected weekly Availability (including estimates of the Allowed Professional Fees used by the Borrower in computing such Availability) (collectively, the “Projected Information”). The Monthly DIP Budget Cash Flow Update, as updated in accordance with the terms hereof, shall be reviewed by the Borrower and its management and shall set forth for the periods covered thereby the Projected Information for each week covered by such Monthly DIP Budget Cash Flow Update. Together with such Monthly DIP Budget Cash Flow Update, the Borrower shall furnish to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, a report that sets forth for the immediately preceding four weeks a detailed comparison of the cash receipts, cash disbursements, Loan balance and Availability to the Projected Information for such weekly periods set forth in the applicable Monthly DIP Budget Cash Flow Update on a cumulative, four-weeks roll-forward basis, together with a detailed explanation from the chief financial officer or treasurer of the Borrower as to any material deviations that may have occurred with respect thereto.

(iii) If the Borrower becomes aware of any inaccuracies or errors in a Weekly Cash Flow Forecast or Monthly DIP Budget Cash Flow Update previously delivered under this Section 5.1(p), the Borrower shall immediately furnish to the Administrative Agent a revised Weekly Cash Flow Forecast or Monthly DIP Budget Cash Flow Update, together with a detailed explanation of the inaccuracy or error from the chief financial officer or treasurer of the Borrower.

(q) Financial Covenant Certificate. Commencing with May 7, 2010 and every Friday thereafter, the Borrower shall deliver to the Administrative Agent an officer’s certificate certifying compliance with the covenants set forth in Section 6.8 for the immediately preceding week, and setting forth in reasonable detail calculations demonstrating such compliance.

5.2 Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Banks.

5.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its profits, income, capital, capital gains, payroll businesses or franchises before any penalty or fine accrues thereon, and all Taxes or claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Borrower or any of its Subsidiaries).

5.4 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except where the failure to maintain such properties could not reasonably be expected in any individual case or in the aggregate to have a Material Adverse Effect.

5.5 Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance issued by an insurer organized or incorporated in the United States shall (i) name the Collateral Agent, on behalf of the Banks as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Banks, as the loss payee thereunder for losses of $1,000,000 or greater and provides for at least thirty days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy.

5.6 Books and Records; Inspections. Each Credit Party will, and will cause each of its respective Subsidiaries to, keep books and records which accurately reflect its business affairs in all material respects and material transactions and each Credit Party will, and will cause each of its respective Subsidiaries to, permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. Each Credit Party will cause its officers to participate in update calls with the Agents and the Banks, upon reasonable notice and request from the Administrative Agent.

5.7 [Reserved]

5.8 Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply in all material respects, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws).

5.9 Environmental.

(a) Environmental Disclosure. The Borrower will deliver to the Administrative Agent:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrower or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims that could reasonably be expected to have a Material Adverse Effect;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, provincial, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by the Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) the Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by the Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether the Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Borrower or any of its Subsidiaries that could reasonably be expected to (A) expose the Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) adversely affect the ability of the Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10 Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by the Collateral.

5.11 Intellectual Property. The Borrower and each of its Subsidiaries will continue to own or possess the right to use, free from any restrictions, all patents, trademarks, copyrights, and domain names that are used in the operation of their respective businesses as presently conducted and as proposed to be conducted, except to the extent the failure to so own or possess would not reasonably be expected to have a Material Adverse Effect.

5.12 Know-Your-Customer Rules.

If:

(i) (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Closing Date;

(B) any change in the status of a Credit Party after the Closing Date; or

(C) a proposed assignment or transfer by a Bank of any of its rights and obligations under this Agreement to a party that is not a Bank prior to such assignment or transfer,

obliges the Administrative Agent or any Bank (or, in the case of paragraph (C) above, any prospective new Bank) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Credit Party shall promptly upon the request of the Administrative Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Bank) or any Bank (for itself or, in the case of the event described in paragraph (C) above, on behalf of any prospective new Bank) in order for the Administrative Agent, such Bank or, in the case of the event described in paragraph (C) above, any prospective new Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.

(ii) Each Bank shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.

Following the giving of any notice pursuant to paragraph (iii) above, if the accession of such Subsidiary obliges the Administrative Agent or any Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Administrative Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Bank) or any Bank (for itself or on behalf of any prospective new Bank) in order for the Administrative Agent or such Bank or any prospective new Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement.

5.13 Final Order. Not later than 35 days after the entry of the Interim Order by the Bankruptcy Court, the Bankruptcy Court shall have entered an order in form and substance satisfactory to the Administrative Agent and the Requisite Banks (the “Final Order”) on an application or motion by the Debtors, such motion to be in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Banks, approving, on a final basis (but which Final Order need not have become final and non-appealable) the transactions contemplated by the Credit Documents, granting allowed Superpriority Claim status to the Loans and the other Obligations of the Borrower and granting the Liens set forth in Section 2.23 (with the priority there described in Section 2.22 and Section 2.23) and which Final Order, among other things, shall (a) approve the transactions contemplated by the Credit Documents and authorize the extensions of credit under this Agreement, (b) approve the payment by the Borrower and the Guarantors of all the fees provided for herein, (c) provide, after five (5) Business Days’ written notice of an Event of Default, which notice shall be provided by the Administrative Agent to the Debtors, counsel to the Debtors, counsel to any statutory committee(s) appointed in the Cases, and the Office of the United States Trustee for the District of Delaware, and which notice shall be filed with the Bankruptcy Court by counsel to the Administrative Agent, for the automatic termination of the automatic stay (but solely with respect to the transactions contemplated by the Credit Documents), with a full waiver by the Borrower and the Guarantors of all rights to contest such termination except with respect to the existence of an Event of Default, (d) not have been reversed, modified, amended, or stayed, and (e) contain such other findings, orders and relief typical for financings of the type contemplated by the Credit Documents. The Final Order shall have been entered on such notice to such parties as may be reasonably satisfactory to the Banks and as required by the Bankruptcy Court, the Federal Rules of Bankruptcy Procedure, orders of the Bankruptcy Court, and any applicable local bankruptcy rules.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of (i) any Credit Party to any other Credit Party, and (ii) intercompany loans made by Credit Party to a Foreign Subsidiary in an aggregate amount, when added to the Investments made pursuant to Section 6.7(f), not to exceed $7,500,000 from the Closing Date through May 31, 2010 and $5,000,000 thereafter; provided, (x) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a Superpriority Claim pursuant to this Agreement, (y) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to the Administrative Agent, and (z) any payment by any such Credit Party under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Credit Party to the Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(c) [Reserved];

(d) [Reserved];

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the Ordinary Course;

(f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

(g) guaranties in the Ordinary Course of obligations to suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(h) guaranties by (i) any Credit Party of Indebtedness of another Credit Party or (ii) any non-Credit Party of Indebtedness of a Credit Party, in each case, with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; and

(i) existing Indebtedness described in Schedule 6.1(i) and, except with respect to any such Indebtedness of a Credit Party (as a primary obligor or guarantor), any refinancings, refundings, renewals or extensions thereof (without increasing or shortening the maturity or principal amount thereof) (any such indebtedness, “Refinancing Indebtedness”); provided, however, that (i) the obligors in respect of such Refinancing Indebtedness (including in their capacities as primary obligor and guarantor) are the same as for the Indebtedness being refinanced, (ii) the aggregate principal amount of the Indebtedness being refinanced shall not be increased and (iii) the Refinancing Indebtedness shall not rank senior to the Indebtedness being refinanced;

(j) Indebtedness secured by Permitted Liens and Additional Permitted Liens; and

(k) Hedging Obligations entered into for the purpose of hedging currency exchange risks associated with the operations of the Borrower and its Subsidiaries.

6.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

(a) Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes not then due or if due obligations with respect to such Taxes that are not at such time required to be paid pursuant to Section 5.3 or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an adequate reserve has been made in accordance with GAAP;

(c) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the Ordinary Course (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of fifteen (15) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the Ordinary Course in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations

(exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) any (i) interest or title of a lessor or sublessor under any lease of real estate permitted hereunder, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease, each as in effect on the Closing Date;

(g) [Reserved];

(h) purported Liens evidenced by the filing of precautionary UCC financing statements or, for property located in foreign jurisdictions, the preparation and/or filing of functionally similar documents, relating solely to operating leases of personal property entered into in the Ordinary Course;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) (i) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the Ordinary Course and not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary and (ii) leases or subleases granted by the Borrower of any of its Subsidiaries to third parties in respect of surplus property which is not fundamental to the operation of the business in the Ordinary Course; provided that such leases and subleases are on arms-length commercial terms and are otherwise satisfactory to the Administrative Agent;

(l) existing Liens described in Schedule 6.2(l); and

(m) Additional Permitted Liens.

6.3 [Reserved.]

6.4 No Further Negative Pledges. Except with respect to (a) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the Ordinary

Course (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (b) Liens permitted to be incurred under Section 6.2 and restrictions in the agreements relating thereto that limit the right of any Credit Party to dispose of or transfer the assets subject to such Liens, and (c) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interest in such partnership, limited liability company, joint venture or similar Person, each as in effect on the Closing Date, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5 Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except Restricted Junior Payments by any Subsidiary of the Borrower to the Borrower, any Guarantor or wholly-owned Subsidiary of the Borrower.

6.6 Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower, other than restrictions (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, and similar agreements entered into in the Ordinary Course; (ii) in the Pre-Petition Credit Agreement as in effect on the Closing Date; and (iii) set forth in the agreements, documents or instruments in effect on the Closing Date and set forth on Schedule 6.6.

6.7 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments by a Credit Party (other than XTI LLC) in Cash and Cash Equivalents (other than Alternative Currencies), (ii) Investments by Subsidiaries of the Borrower (other than the Credit Parties) in Cash and Non-Credit Party Cash Equivalents, and (iii) Investments by XTI LLC in Cash and Cash Equivalents (other than Alternative Currencies except for Euros);

(b) (i) equity Investments as of the Closing Date in any Subsidiary, (ii) equity Investments made after the Closing Date by any Credit Party in another Credit Party and (iii) equity Investments made on the Consummation Date as contemplated by the Prepackaged Plan of Reorganization by any Credit Party in Foreign Subsidiaries;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction of obligations of financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the Borrower’s and its Subsidiaries’ Ordinary Course;

(d) intercompany loans and guaranties to the extent permitted under Section 6.1(b), (e), (g) and (h);

(e) loans and advances to employees of the Borrower and its Subsidiaries made in the Ordinary Course in an aggregate principal amount not to exceed $50,000 in the aggregate;

(f) Investments in Foreign Subsidiaries in an aggregate amount, when added to the intercompany loans permitted under Section 6.1(b)(ii), not to exceed $7,500,000 from the Closing Date through May 31, 2010 and $5,000,000 thereafter; and

(g) existing Investments described in Schedule 6.7(g).

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

6.8 Financial Covenants.

(a) Minimum Cash, Cash Equivalents and Availability. The Borrower and the Guarantors shall maintain at all times during the periods set forth below Availability and unrestricted Cash and Cash Equivalents on hand and amounts held in the Term Loan Deposit Account in an amount equal to or greater than the amount set forth below for the applicable period:

Period	Amount
From the Closing Date through May 31, 2010	$40,000,000
From June 1, 2010 and thereafter	$35,000,000

For the purpose of this Section 6.8, Cash and Cash Equivalents shall not include Cash or Cash Equivalents of any Subsidiary of the Borrower other than the Guarantors.

(b) Compliance with Cash Flow Forecast. The Credit Parties shall not permit, for any period of four weeks (i) actual average cash receipts of the Credit Parties for such period to be less than 80% of projected average cash receipts for such period as set forth in the DIP Budget, or (ii) actual average cash expenditures (calculated without giving effect to debt service, professional fees, and other restructuring expenses) of the Credit Parties for such period to be more than 120% of projected average cash expenditures for such period as set forth in the DIP Budget, in each case tested on a rolling weekly basis, commencing with the four-week period beginning April 5, 2010.

6.9 Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the Ordinary Course) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of the Borrower may be merged with or into the Borrower, any Guarantor or any other wholly-owned Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Guarantor; provided, however, in the case of such a merger involving the Borrower or a Guarantor merging with a non-Guarantor, the Borrower or Guarantor shall be the continuing or surviving Person;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) disposals of obsolete, worn out or surplus property in the Ordinary Course; and

(d) Investments made in accordance with Section 6.7.

6.10 Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.11 Sales and Lease Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease.

6.12 Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of the Borrower or any of its Subsidiaries or with any Affiliate of the Borrower or of any such holder, on terms that are (x) outside of the Ordinary Course or (y) less favorable to the Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between the Borrower or any Guarantor or between Guarantors; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower and its Subsidiaries; (c) compensation arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the Ordinary Course; (d) the agreements and instruments listed on Schedule 2.25 and the transactions related thereto (which agreements and instruments shall be in form and substance reasonably satisfactory to the Administrative Agent); and (e) transactions described in Schedule 6.12.

6.13 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by one or more Credit Parties on the Closing Date and reasonably related businesses.

6.14 Limitation on Issuance of Capital Stock. Neither the Borrower nor any Subsidiary shall issue any Capital Stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Capital Stock, except such issuances on the Consummation Date as contemplated by the Prepackaged Plan of Reorganization.

6.15 Amendments or Waivers of Organizational Documents. No Credit Party shall terminate or agree to any amendment, restatement, supplement or other modification to, any Organizational Document that would be materially adverse to the Banks.

6.16 Prepayments of Other Indebtedness; Modification of Other Documents, etc.

(a) Prepayments, etc. Except as otherwise allowed pursuant to the Interim Order, the Final Order or any order of the Bankruptcy Court, in each case as approved by the Requisite Banks, no Credit Party shall make (or give any notice in respect thereof), nor shall it permit any of its Subsidiaries to make (or give any notice in respect thereof), any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment as a result of any asset sale, change of control or similar event of, any Indebtedness other than Indebtedness consisting of Obligations.

(b) Modification of Other Documents. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or modify, or permit the amendment or modification of, any provision of any agreement governing Indebtedness in any manner that is adverse in any material respect to the Banks.

6.17 Fiscal Year; Accounting Changes. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31st.

6.18 Chapter 11 Claims. No Credit Party shall incur, create, assume, suffer to exist or permit any other Superpriority Claim or Lien which is senior to, or pari passu with, the Obligations hereunder, in each case, except for the Permitted Liens, the Additional Permitted Liens and the Carve-Out.

SECTION 7. GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (collectively, the “Guaranteed Obligations”).

7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus

(2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Section 7.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, the Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of such Guarantor and not merely a contract of surety;

(b) subject to the five (5) Business Day notice requirement in Section 8.1, the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default;

(c) the obligations of such Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations, provided, however, that no Credit Document to which such Guarantor is party may be amended without its written consent; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations, and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f) this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any law or regulation of any jurisdiction or any other event affecting any term of the Guaranteed Obligations and (ix) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations, or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) other than with respect to written notice of an Event of Default as provided in Section 8.1, notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its respective obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.6 Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by the Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.7 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.8 Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.9 Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its respective obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

7.10 Payments Set Aside. In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary for any reason, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.11 Validity and Effectiveness. This Guaranty shall remain wholly valid and effective until the full, unconditional and irrevocable performance and discharge of the Guaranteed Obligations, and for all the period during which payments effected in such respect are subject to the claw back and/or avoidance under any applicable law.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder, which failure continues for three (3) Business Days; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a) and other than Indebtedness arising under the Prepetition Credit Agreement) with an aggregate principal amount of $5,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, originally provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that this Section 8.1(b) shall not apply to any failure, default or breach resulting solely from or caused only by the filing of the Cases; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.4, Section 5.1(g)(i), Section 5.1(p), Section 5.1(q), Section 5.2 or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other subsection of this Section 8.1, and such default shall not have been remedied or waived within twenty (20) Business Days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or any Bank of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any of the Borrower’s Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, provincial or state law; or (ii) an involuntary case shall be commenced against any of the Borrower’s Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or any application shall have been made, or is required by applicable law to be made, with a court for the opening of insolvency proceedings with regard to any of such Subsidiaries; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any of such Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any of such Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any of such Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged, provided, however, that this Section 8.1(f) shall not apply with respect to any Subsidiaries that are the subject of the Cases; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any of the Borrower’s Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any of the Borrower’s Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any of the Borrower’s Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any of the Borrower’s Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f) provided, however, that this Section 8.1 (g) shall not apply with respect to any Subsidiaries that are the subject of the Cases; or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $5,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) [Reserved]

(j) Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; or

(k) Change of Control. A Change of Control shall occur other than as a result of the transactions contemplated by the Prepackaged Plan of Reorganization; or

(l) Guaranties, Collateral Documents and Other Credit Documents. At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any other Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof or any other termination of such Collateral Document in accordance with the terms thereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Banks, under any Credit Document to which it is a party; or

(m) Relief from Automatic Stay. The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any Credit Party which have a value in excess of $1,000,000; or

(n) Order Appointing Trustee or Examiner. Entry of an order by the Bankruptcy Court in any of the Cases appointing a trustee under section 1104 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code; or

(o) Conversion of Cases. Any of the Cases shall be converted to a case under Chapter 7 of the Bankruptcy Code; or

(p) Invalid Plan; Dismissal of Cases. (i) Submission by any Credit Party of, or entry of, an order in any of the Cases confirming a Plan of Reorganization that does not (A) provide for termination of the Revolving Commitments and payment in full in cash of the Obligations, in each case, on or before the effective date of such Plan of Reorganization, except pursuant to a conversion of the credit facility governed by this Agreement to the Exit Facility substantially in accordance with the terms and conditions contained in the Exit Credit Agreement, with such changes as may be agreed to with the unanimous written consent of the Banks (as defined in the Exit Credit Agreement) or (B) provide for the continuation of the Liens of the Collateral Agent under this Agreement and the other Collateral Documents and continued priority thereof, in each case, until the Consummation Date pursuant to such Plan of Reorganization; or (ii) an entry of an order by the Bankruptcy Court dismissing any of the Cases and which order does not provide for termination of the Commitments and payment in full in cash of the Obligations; or (iii) any Credit Party shall seek or support the filing or confirmation of such a Plan of Reorganization or the entry of such an order; or (iv) the board of directors of any Credit Party shall have authorized a liquidation of any Credit Party; or

(q) Orders. (i) The Final Order shall not have been entered by the Bankruptcy Court on or before 35 days after the Interim Order is entered by the Bankruptcy Court, (ii) an order of the Bankruptcy Court shall be entered revoking, reversing, amended, supplementing staying, vacating or otherwise modifying the Interim Order or the Final Order, (iii) an order of the Bankruptcy Court shall be entered which permits any administrative priority under the Bankruptcy Code as to any Credit Party equal to or superior to the Superpriority Claim of the Agents and the Banks hereunder and pursuant to the Interim Order or Final Order, as applicable, other than the Permitted Liens, the Additional Permitted Liens and the Carve-Out, (iv) an order of the Bankruptcy Court shall be entered which grants or permits the granting of Liens on the Collateral other than Liens permitted hereby and permitted under the Interim Order or Final Order, as applicable, (v) the Interim Order or the Final Order (as applicable) shall cease to create a valid and perfected Lien or to be in fully force and effect or (vi) any Credit Party shall fail to comply with any material term, provision or condition of the Interim Order or the Final Order; or

(r) Superpriority Claims. An application shall be filed by any Credit Party for the approval of any Superpriority Claim (other than claims secured by Permitted Liens, Additional Permitted Liens and the Carve-Out) in any of the Cases which is pari passu with or senior to the claims of the Beneficiaries against any Credit Party, or there shall arise or be granted any such pari passu or senior Superpriority Claim; or

(s) Supportive Actions. Any Credit Party or any of its Subsidiaries shall take any action in support of any matter set forth in paragraph (n), (o), (p), (q) or (r) above or any other Person shall do so and such application is not contested in good faith by the Credit Parties and the relief requested is granted in an order that is not stayed pending appeal; or

(t) Sale of Collateral. There shall be filed by any Credit Party any motion to sell all or a substantial part of the Collateral on terms that are not acceptable to the Requisite Banks; or

(u) Liens. Any Credit Party shall file any action, suit or other proceeding or contested matter challenging the validity, perfection or priority of any Liens securing the Pre-Petition Credit Agreement, or the validity or enforceability of any of the Credit Documents (as defined in the Pre-Petition Credit Agreement), or asserting any avoidance claim against, or seeking to recover any monetary damages from, any agent or lender under the Pre-Petition Credit Agreement; or

(v) Operations. Without the consent of the Requisite Banks, any Credit Party shall discontinue or suspend all or any material part of its business or commence an orderly wind-down or liquidation of any material part of the Collateral; or

(w) Failure to Reimburse Issuing Bank from Revolving Loans. The failure of the Issuing Bank to be reimbursed in full for any drawings under any Letter of Credit from proceeds of Revolving Loans required to be made pursuant to Section 2.2(e); or

(x) Failure to Top-Up the Term Loan LC Collateral Account from Revolving Loans. The failure of the Term Loan LC Collateral Account to be funded from proceeds of Revolving Loans required to be made pursuant to Section 2.2(g); or

(y) Consolidation of the Credit Parties. Except for the procedural consolidation relating to the administration of the Cases as contemplated in the Plan of Reorganization, the entry of an order of by the Bankruptcy Court substantively consolidating the Credit Parties;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f), (g), (k), (n), (o) or (p), the Administrative Agent (with or without the consent or request of the Requisite Banks) and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Requisite Banks, and, in each case upon (a) the provision by the Administrative Agent to the Debtors of five (5) Business Days’ written notice of such Event of Default, which written notice shall also be provided by the Administrative Agent to counsel to the Debtors, counsel to any statutory committee(s) appointed in the Cases, and the Office of the United States Trustee for the District of Delaware, and which written notice shall be filed by counsel to the Administrative Agent with the Bankruptcy Court, and (b) the expiration of such five (5) Business Day period, (i) the Commitments, if any, of each Bank having such Commitments shall immediately and automatically terminate; (ii) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (A) the unpaid principal amount of and accrued interest on the Loans, and (B) all other Obligations; and (iii) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to this Agreement and the Collateral Documents and may seek any and all other remedies provided for in the Interim Order or the Final Order; provided, for the avoidance of doubt, that neither the Administrative Agent, the Collateral Agent, nor any Bank shall exercise such rights and remedies on account of an Event of Default until after expiration of the above-referenced five (5) Business Days’ written notice period.

SECTION 9. AGENTS

9.1 Appointment of Agents. Citigroup Global Markets Inc. is hereby appointed Lead Arranger hereunder, and each Bank hereby authorizes the Lead Arranger to act as its agent in accordance with the terms hereof and the other Credit Documents. Citicorp North America, Inc. is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Bank hereby authorizes the Administrative Agent and the Collateral Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Agents and Banks and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. The Lead Arranger, without consent of or notice to any party hereto, may assign any and all of its respective rights or obligations hereunder to any of its Affiliates. As of the Closing Date, Citigroup Global Markets Inc, in its capacity as Lead Arranger, shall not have any obligations hereunder but shall be entitled to all benefits of this Section 9.

9.2 Powers and Duties. Each Bank irrevocably authorizes each Agent to take such action on such Bank’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Bank; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3 General Immunity

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Bank for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Banks or by or on behalf of any Credit Party to any Agent or any Bank in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Revolving Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Revolving Loans or the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. No Agent or any of its officers, partners, directors, employees or agents shall be liable to Banks for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. No Agent shall have an obligation to act without receiving a satisfactory indemnity from the parties to this Agreement. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Banks (or such other Banks as may be required to give such instructions under Section 10.6) and, upon receipt of such instructions from the Requisite Banks (or such other Banks, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Bank shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Banks (or such other Banks as may be required to give such instructions under Section 10.6).

9.4 Agents Entitled to Act as Bank. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Bank hereunder. With respect to its participation in the Revolving Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Bank” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Banks.

9.5 Banks’ Representations, Warranties and Acknowledgment. Each Bank represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Banks or to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Banks.

9.6 Right to Indemnity. Each Bank, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party (and without limiting the Borrower’s obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses

(including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Bank to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Bank’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Bank to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Administrative Agent and Collateral Agent. The Administrative Agent and the Collateral Agent may resign at any time by giving thirty days’ prior written notice thereof to the Banks and Xerium, and the Administrative Agent and the Collateral Agent may be removed at any time (with or without cause) by the Requisite Banks giving ten days’ prior written notice thereof delivered to Xerium and the Administrative Agent and the Collateral Agent and the Administrative Agent shall then promptly give notice of such removal to the Banks. During the first two Business Days after notice from the Administrative Agent and the Collateral Agent of its resignation or removal, one or more Revolving Banks (other than the then Administrative Agent and Collateral Agent if it is a Revolving Bank) shall have the right to propose a successor Administrative Agent and Collateral Agent (the “Proposed Successor Agent”). The Proposed Successor Agent shall become the Administrative Agent and Collateral Agent if approved by the Requisite Banks. If such Proposed Successor Agent is not approved by the Requisite Banks within five Business Days after proposed by such Revolving Banks, then the Requisite Banks shall have the right upon five Business Days’ notice to Xerium, to appoint a successor Administrative Agent and Collateral Agent. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent hereunder by a successor Administrative Agent or Collateral Agent, that successor Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Collateral Agent and the retiring or removed Administrative Agent or Collateral Agent shall promptly (i) transfer to such successor Administrative Agent or Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent or Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent or Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent or Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. Regardless of whether a replacement Administrative Agent or Collateral Agent, as applicable, has been appointed, the removal or resignation will, to the fullest extent permitted by applicable law, be effective upon the earlier (i) the date the successor Administrative Agent or Collateral Agent is appointed and (ii) the date that is thirty days after the giving of the written notice of resignation or removal. After any retiring or removed Administrative Agent’s or Collateral Agent’s resignation or removal hereunder as Administrative Agent or Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent hereunder.

9.8 Collateral Documents and Guaranty; Intercreditor Agreement.

(a) Agents under Collateral Documents and Guaranty. Each Bank hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Banks, to be the agent for and representative of the Banks with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.6, without further written consent or authorization from the Banks, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Requisite Banks (or such other Banks as may be required to give such consent under Section 10.6) have otherwise consented or (ii) release any Guarantor from the Guaranty with respect to which the Requisite Banks (or such other Banks as may be required to give such consent under Section 10.6) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Bank hereby agrees that (i) no Bank shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Banks in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Bank may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Secured Parties (but not any Bank or Banks in its or their respective individual capacities unless Requisite Banks shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.

(c) Intercreditor Agreement. Each Bank and the Issuing Bank hereby acknowledge that it has fully reviewed the Intercreditor Agreement and, by its execution of this Agreement, hereby consents to the execution and delivery of the Intercreditor Agreement by the Exit Agents on the closing date of the Exit Facility, and agrees to comply with the terms thereof as if such Bank or Issuing Bank were a direct signatory thereto.

9.9 Reliance and Engagement Letters. Each Bank confirms that each of the Lead Arranger and the Administrative Agent has authority to accept on its behalf the terms of any reliance or engagement letters relating to any reports or letters provided by accountants in connection with the Credit Documents or the transactions contemplated in the Credit Documents (including any net asset letter in connection with the financial assistance procedures) and to bind it in respect of those reports or letters and to sign such on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

SECTION 10. MISCELLANEOUS

10.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, the Collateral Agent, the Administrative Agent, the Issuing Bank or the Lead Arranger, shall be sent to such Person’s address as set forth on Appendix D or in the other relevant Credit Document, and in the case of any Bank, the address as indicated on Appendix D or otherwise indicated to the Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent and all notices from or to a Credit Party shall be sent through the applicable Agent.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to the Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents, advising the Administrative Agent with regard to its rights and obligations under the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Collateral Agent, for the benefit of the Secured Parties pursuant hereto, including filing and recording fees, expenses stamp, registration, transfer, documentary and other similar taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or the Requisite Banks may reasonably request in respect of the Collateral, the Liens created pursuant to the Collateral Documents or any Agent’s rights and obligations under any Credit Document; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants, advisors or appraisers retained by the Administrative or the Collateral Agent with the prior consent of the Borrower (not to be unreasonably withheld); (f) all actual cost and reasonable expenses of Lazard and Capstone Advisor Group, LLC (advisors to the Administrative Agent), in accordance with their respective engagement letters; (g) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (h) all other actual and reasonable costs and expenses incurred by each Agent in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (i) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and the Banks in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty).

10.3 [Reserved]

10.4 Indemnity. (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ reasonable approval of counsel), indemnify, pay and hold harmless, each Agent and Bank and the officers, partners, directors, trustees, investment advisors, employees, agents and Affiliates of each Agent and each Bank (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.4 may be unenforceable in whole or in part because they are in violation of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against the Banks, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) in connection with, arising out of, as a result of, or in any way related to, this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower and each other Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.5 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, subject to the terms of the Interim Order or the Final Order, as applicable, and upon the occurrence and continuation of an Event of Default, each Bank and each of its respective Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Bank or its Affiliate to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Bank hereunder, the Letters of Credit and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit or with any other Credit Document, irrespective of whether or not (a) such Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.6 Amendments and Waivers.

(a) Requisite Banks’ and Borrower Consent. Subject to Section 10.6(b) and 10.6(c), no amendment, modification, termination or waiver of any provision of the Credit Documents (other than the Fee Letters), or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Credit Parties and the Requisite Banks.

(b) Affected Banks’ Consent. Without the written consent of the Credit Parties and each Bank that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.8) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vi) amend, modify, terminate or waive any provision of this Section 10.6(b) or Section 10.6(c);

(vii) amend the definition of “Requisite Banks” or “Pro Rata Share”;

(viii) extend the Termination Date;

(ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents;

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document (other than the Fee Letters); or

(xi) amend, modify or waive any provision of Section 2.12 or 2.13(g).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents (other than the Fee Letters), or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Commitment of any Bank over the amount thereof then in effect without the consent of each Credit Party and such Bank; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Bank;

(ii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of each Credit Party and such Agent; or

(iii) amend, modify, terminate or waive any provision hereof as the same applies to the rights and obligations of the Issuing Bank without the consent of each Credit Party and the Issuing Bank.

(d) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Bank, execute amendments, modifications, waivers or consents on behalf of such Bank. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6 shall be binding upon each Bank at the time outstanding, each future Bank and, if signed by a Credit Party, on such Credit Party.

(e) Defaulting Banks. Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Bank, to the fullest extent permitted by applicable law, such Bank will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans of such Bank hereunder will not be taken into account in determining with the Requisite Banks or all of the Banks, as required, have approved any such amendment or waiver (and the definition of “Requisite Banks” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Bank, extend the date fixed for the payment of principal or interest owing to such Defaulting Bank, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Bank or of any fee payable to such Defaulting Bank hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Bank.

10.7 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Banks. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Banks. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Borrower, the Administrative Agent and each Bank shall deem and treat the Persons listed as Banks in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Administrative Agent and recorded in the Register as provided in Section 10.7(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Bank listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Bank shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Bank shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; and

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; subject, however, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person, to prior written consent by, the Administrative Agent and the Issuing Bank (such consent not to be (x) unreasonably withheld or delayed); provided, further, each such assignment pursuant to this Section 10.7(c)(ii) shall be in an aggregate amount of not less than $2,500,000 and increments of $1,000,000 in excess thereof such lesser amount as may be agreed to by the Administrative Agent or as shall constitute the aggregate amount of the Commitments and Loans of the assigning Bank) with respect to the assignment of the Commitments and Loans.

(d) Mechanics. The assigning Bank and the assignee thereof shall execute and deliver to the Administrative Agent an Assignment Agreement, together with (i) a processing and recordation fee of $3,500 (except (A) in the case of assignments pursuant to Section 10.7(c)(i), no processing or recordation fee shall be required and (B) that only one fee shall be payable in the case of contemporaneous assignments to or by Related Funds), and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.17(c).

(e) Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 10.7(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Borrower and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Bank, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the Ordinary Course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.7, the disposition of such Revolving Commitments or Revolving Loans or any interests therein shall at all times remain within its exclusive control).

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.7, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Bank” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment

Agreement and shall thereafter be a party hereto and a “Bank” for all purposes hereof, and in the case of an assignment from the Issuing Bank, shall have the rights and obligations of an “Issuing Bank” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be an “Issuing Bank” for all purposes hereof; (ii) the assigning Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.9) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Bank’s rights and obligations hereunder, such Bank shall cease to be a party hereto and, if such Bank were an Issuing Bank, relinquish its rights (other than any rights which survive the termination hereof under Section 10.9) and be released from its obligations hereunder as an “Issuing Bank”; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Bank shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Bank as a Bank hereunder); and (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Bank, if any. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with subsections (c) through (g) of this Section 10.7 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with clause (h).

(h) Participations. Each Bank shall have the right at any time to sell one or more participations to any Person (other than the Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments or Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Bank granting such participation, shall not be entitled to require such Bank to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Bank would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent, and (ii) a participant that would be a Non-US Bank if it were a Bank shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.17 as though it were a Bank. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.6 as though it were a Bank, provided such participant agrees to be subject to Section 2.14 as though it were a Bank.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.7, any Bank may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Bank, to secure obligations of such Bank including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Bank, as between the Borrower and such Bank, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Bank” or be entitled to require the assigning Bank to take or omit to take any action hereunder.

10.8 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.9 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15(c), 2.16, 2.17, 10.2, 10.4 and 10.5 and the agreements of the Banks set forth in Sections 2.14, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.10 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Bank hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.11 Marshalling; Payments Set Aside. Neither any Agent nor any Bank shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or the Banks (or to the Administrative Agent, on behalf of the Banks), or the Administrative Agent or the Banks enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other provincial, state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12 Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13 Obligations Several. The obligations of the Banks hereunder are several and no Bank shall be responsible for the obligations or Commitment of any other Bank hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Banks pursuant hereto or thereto, shall be deemed to constitute Banks as a partnership, an association, a joint venture or any other kind of entity.

10.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.15 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW 5-1401, AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

10.16 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH CREDIT PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT, AND IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT OR ANY OF THE OBLIGATIONS. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON-CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE

MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (v) AGREES AGENTS AND BANKS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION;

10.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE BANK/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.18 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, including the NAIC, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this

Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.18, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any rating agency, or (iii) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower, (h) to any pledgee referred to in Section 10.7(i) or any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives) to any swap or derivatives or similar transaction under which payments are to be made by reference to the Borrower and the Obligations, this Agreement or payments hereunder), so long as such pledgee or any actual or prospective counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) agrees to be bound by the provisions of this Section 10.18, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.18 or (ii) becomes available to any Agent, the Issuing Bank or any Bank on a non-confidential basis from a source other than the Borrower. For the purposes of this Section 10.18, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Agent, the Issuing Bank or any Bank on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 10.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything in this Agreement or in any other Credit Document to the contrary, the Borrower and each Bank (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such U.S. tax treatment and U.S. tax structure.

10.19 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of each Bank and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Bank contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Bank’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

10.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or “PDF” shall be effective as delivery of a manually executed counterpart hereof.

10.21 USA Patriot Act Notice. Each Bank and the Agents (for the Agents and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-5 (signed into law on October 26, 2001)), as amended (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the applicable Agent, as applicable, to identify the Borrower in accordance with the Act.

10.22 No Setoffs and Defenses. Each Credit Party acknowledges it has no setoffs or defenses to their respective obligations under the Credit Documents and no claims or counterclaims against any of the Agents or the Banks.

10.23 Conflicts. If any term or provision of this Agreement conflicts with any of the terms of the Interim Order or Final Order, as applicable, the Interim Order or Final Order, as applicable, shall govern.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

XERIUM TECHNOLOGIES, INC.

By:	/s/Stephen R. Light
Name: Stephen R. Light
Title: Chairman, CEO, and President

XERIUM III (US) LIMITED, as a Guarantor

By:	/s/David G. Maffucci
Name: David G. Maffucci
Title: Vice President

XERIUM IV (US) LIMITED, as a Guarantor

By:	/s/David G. Maffucci
Name: David G. Maffucci
Title: Vice President and CFO

XERIUM V (US) LIMITED, as a Guarantor

By:	/s/David G. Maffucci
Name: David G. Maffucci
Title: Vice President and CFO

HUYCK LICENSCO INC., as a Guarantor

By:	/s/David G. Maffucci
Name: David G. Maffucci
Title: Vice President and CFO

STOWE WOODWARD LLC, as a Guarantor

By:	/s/David G. Maffucci
Name: David G. Maffucci
Title: Vice President and CFO

[Signature Page to Superpriority Priming Senior Secured Debtor-in-Possession

Credit and Guaranty Agreement (Xerium)]

STOWE WOODWARD LICENSCO LLC, as a Guarantor

By:	/s/David G. Maffucci
Name: David G. Maffucci
Title: Vice President and CFO

WEAVEXX LLC, as a Guarantor

By:	/s/David G. Maffucci
Name: David G. Maffucci
Title: Vice President

WANGNER ITELPA I LLC, as a Guarantor

By:	/s/David G. Maffucci
Name: David G. Maffucci
Title: Executive Vice President and CFO

WANGNER ITELPA II LLC, as a Guarantor

By:	/s/David G. Maffucci
Name: David G. Maffucci
Title: Executive Vice President and CFO

XERIUM ASIA LLC, as a Guarantor

By:	/s/David G. Maffucci
Name: David G. Maffucci
Title: Vice President and CFO

XTI LLC, as a Guarantor

By:	/s/David G. Maffucci
Name: David G. Maffucci
Title: Executive Vice President

[Signature Page to Superpriority Priming Senior Secured Debtor-in-Possession

Credit and Guaranty Agreement (Xerium)]

CITICORP NORTH AMERICA, INC. as Administrative Agent, Issuing Bank, Collateral Agent and a Bank

By:	/s/Caesar W. Wyszomirski
Name: Caesar W. Wyszomirski
Title: Director

CITIGROUP GLOBAL MARKETS, INC., as Lead Arranger and Bookrunner

By:	/s/Caesar W. Wyszomirski
Name: Caesar W. Wyszomirski
Title: Director

Tennenbaum DIP Opportunity Fund, LLC

By:	Tennenbaum Capital Partners, LLC Its Investment Manager

By:	/s/Hugh Steven Wilson
Name: Hugh Steven Wilson
Title: Managing Director

[Signature Page to Superpriority Priming Senior Secured Debtor-in-Possession

Credit and Guaranty Agreement (Xerium)]

APPENDIX A

TO SUPERPRIORITY PRIMING SENIOR SECURED DEBTOR-IN-POSSESSION

CREDIT AND GUARANTY AGREEMENT

PRINCIPAL OFFICE:

Citicorp North America, Inc.

1615 Brett Rd

OPSIII

New Castle, DE 19720

Attention: Annemarie Pavco

Telephone: 302-894-6010

Facsimile: 212-994-0961

Email: Global.loans.Support@citi.com

For payments:

Bank: Citibank NA

ABA: 021000089

Acct#: 36852248

Acct Name: Medium Term Finance

Ref: Xerium

APPENDIX A-1

APPENDIX B

TO SUPERPRIORITY PRIMING SENIOR SECURED DEBTOR-IN-POSSESSION

CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Bank	Revolving Commitment	Pro Rata Share
Citicorp North America, Inc.	$15,000,000.00	75.000000000%
Tennenbaum DIP Opportunity Fund, LLC	$5,000,000.00	25.000000000%

Total	$20,000,000.00	100.000000000%

APPENDIX B-1

APPENDIX C

TO SUPERPRIORITY PRIMING SENIOR SECURED DEBTOR-IN-POSSESSION

CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Bank	Term Loan Commitment	Pro Rata Share
Citicorp North America, Inc.	$55,000,000.00	91.666666667%
Tennenbaum DIP Opportunity Fund, LLC	$5,000,000.00	8.333333333%

Total	$60,000,000.00	100.000000000%

APPENDIX C-1

APPENDIX D

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

“NOTE: THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION THEREOF, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, IN PARTICULAR KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY EMAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.”

XERIUM TECHNOLOGIES, INC.

8537 Six Forks Rd, Suite 300

Raleigh, NC 27615

Attn: Ted Orban

Fax: 919 526-1430

Phone: 919 526-1406

Email: ted.orban@xerium.com

XTI LLC 8537 Six Forks Rd, Suite 300

Raleigh, NC 27615

Attn: Ted Orban

Fax: 919 526-1430

Phone: 919 526-1406

Email: ted.orban@xerium.com

HUYCK LICENSCO INC.

STOWE WOODWARD LLC

STOWE WOODWARD LICENSCO LLC

WEAVEXX, LLC

XERIUM III (US) LIMITED

XERIUM IV (US) LIMITED

XERIUM V (US) LIMITED

APPENDIX D-1

WANGNER ITELPA I LLC

WANGNER ITELPA II LLC

XERIUM ASIA LLC

in each case, with a copy to:

Xerium Technologies, Inc.

8537 Six Forks Rd, Suite 300

Raleigh, NC 27615

Attn: Ted Orban

Fax: 919 526-1430

Phone: 919 526-1406

Email: ted.orban@xerium.com

APPENDIX D-2

CITIGROUP GLOBAL MARKETS INC.,

as Lead Arranger and Bookrunner

Citigroup Global Markets Inc.

388 Greenwich St., 23rd Floor

New York, NY 10013

Attn.: Ryan Falconer

Phone: 212-816-3130

Facsimile: 866-535-9445

Email: ryan.falconer@citi.com

APPENDIX D-3

CITICORP NORTH AMERICA, INC.,

as Administrative Agent, Collateral Agent and a Bank

Citicorp North America, Inc.

388 Greenwich St., 23rd Floor

New York, NY 10013

Attn.: Ryan Falconer

Phone: 212-816-3130

Facsimile: 866-535-9445

Email: ryan.falconer@citi.com

APPENDIX D-4